Exhibit 2.1

STOCK PURCHASE AGREEMENT

among:

OPTICAL COMMUNICATION PRODUCTS, INC.,

a Delaware corporation;

GIGACOMM CORPORATION,

a Taiwan corporation;

THE SELLING STOCKHOLDERS SET FORTH HEREIN;

and

YEONGYI (ASIA) CO., LTD.,

A Taiwan Corporation,

as a Selling Stockholder and as Stockholders’ Representative

___________________________

Dated as of July 14, 2006

___________________________

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EXHIBITS

Exhibit A	–	Certain Definitions
Exhibit B	–	Employment Agreement
Exhibit C-1	–	Key Employees
Exhibit C-2	–	Retention Agreement
Exhibit D	–	Escrow Agreement
Exhibit E	–	Methodology for Calculating Net Working Capital
Exhibit F	–	Legal Opinion
Exhibit G	–	Form of Assignment Agreement
Exhibit H	–	Form of Proxy
Exhibit I	–	List of Employees for Employment Agreements and Non-Solicitation
Exhibit J	–	Form of Promissory Note

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1.	SALE AND PURCHASE OF CONTROL SHARES; PURCHASE PRICE	2
1.1	At the Closing provided for in Section 1.2, upon the terms and subject to the conditions of this Agreement:	2
1.2	Closing; Closing Date	3
1.3	Escrow	4
1.4	Adjustment of Total Control Share Consideration	4
1.5	Further Action	6
2.	REPRESENTATIONS AND WARRANTIES OF THE EYON STOCKHOLDERS REGARDING THE COMPANY	6
2.1	Organization; Standing and Power; Subsidiaries	6
2.2	Certificate of Incorporation and Bylaws; Records	8
2.3	Capitalization, Etc	8
2.4	Financial Statements	9
2.5	Absence of Changes	10
2.6	Sufficiency of the Assets	12
2.7	Bank Accounts; Receivables	13
2.8	Real Property	13
2.9	Intellectual Property	14
2.10	Contracts	18
2.11	Certain Payments	21
2.12	Compliance with Legal Requirements; Governmental Authorizations	21
2.13	Tax Matters	22
2.14	Employee and Labor Matters; Benefit Plans	23
2.15	Environmental Matters	25
2.16	Insurance	26
2.17	Related Party Transactions	26
2.18	Legal Proceedings; Orders	27
2.19	Authority; Binding Nature of Agreement	27
2.20	Non-Contravention; Consents	27
2.21	Customers	28
2.22	Product Development	28

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2.23	Company Projections	29
2.24	Full Disclosure	29
2.25	Company Action	30
2.26	Internal Controls; Disclosure Controls and Procedures; Off-Balance Sheet Transactions	30
2.27	Finder’s Fee	30
3.	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLING STOCKHOLDERS	30
	3.1	Parent	30
	3.2	Selling Stockholders	31
4.	CERTAIN COVENANTS OF THE COMPANY		32
	4.1	Access and Investigation	32
	4.2	Operation of the Business of the Acquired Companies	33
	4.3	Notification	36
	4.4	No Negotiation	36
	4.5	Debt Payoff Letters and Repayment of Debt Payoff Amount	37
	4.6	Lease Amendment	37
	4.7	Third-Party Consents	37
	4.8	Related Parties	37
	4.9	Additional Efforts	38
	4.10	Delivery of Company Registration Card and Articles of Incorporation	38
5.	ADDITIONAL COVENANTS OF THE PARTIES		38
	5.1	Additional Agreements	38
	5.2	Regulatory Approvals	38
	5.3	Public Announcements	39
	5.4	Confidentiality	39
	5.5	Election of Successor Directors and Supervisors	40
	5.6	Delivery of Employment Agreements and Retention Agreements	41
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT		41
	6.1	Accuracy of Representations	41
	6.2	Performance of Covenants	41

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6.3	Consents	41
6.4	Agreements and Documents	41
6.5	No Material Adverse Effect	42
6.6	No Restraints	43
6.7	No Governmental Litigation	43
6.8	No Other Litigation	43
6.9	Waiting Periods	43
6.10	Minimum Condition	43
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING STOCKHOLDERS	44
	7.1	Accuracy of Representations	44
	7.2	Performance of Covenants	44
	7.3	Documents	44
	7.4	No Restraints	44
	7.5	Waiting Periods	44
8.	TERMINATION		44
	8.1	Termination Events	44
	8.2	Termination Procedures	45
	8.3	Effect of Termination	45
9.	INDEMNIFICATION, ETC.		46
	9.1	Survival of Representations, Etc	46
	9.2	Indemnification	47
	9.3	Defense of Third Party Claims	49
	9.4	Exercise of Remedies by Indemnitees Other Than the Parent; Tax Treatment	50
10.	MISCELLANEOUS PROVISIONS		51
	10.1	Stockholders’ Representative	51
	10.2	Further Assurances	52
	10.3	Fees and Expenses	52
	10.4	Amendment	52
	10.5	Attorneys’ Fees	52

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10.6	Waiver; Remedies Cumulative	52
10.7	Entire Agreement	53
10.8	Execution of Agreement; Counterparts; Electronic Signatures	53
10.9	Governing Law; Jurisdiction and Venue	53
10.10	WAIVER OF JURY TRIAL	54
10.11	Assignment and Successors	54
10.12	Parties in Interest	54
10.13	Notices	54
10.14	Currency Risk	55
10.15	Releases	55
10.16	Non-Solicitation	57
10.17	No Partnership Among the Closing Selling Stockholders	58
10.18	Construction; Usage	58
10.19	Enforcement of Agreement	59
10.20	Severability	59
10.21	Time of Essence	59

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PRIMARY STOCK PURCHASE AGREEMENT

THIS PRIMARY STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 14, 2006 (“Agreement Date”), by and among: Optical Communication Products, Inc., a Delaware corporation (the “Parent”); GigaComm Corporation, a Taiwan corporation (the “Company”); each of the stockholders set forth on Schedule I attached hereto (the “Selling Stockholders”) and YEONGYI (Asia) Co., Ltd, a Taiwan corporation, as a Selling Stockholder and as the duly appointed Stockholders’ Representative on behalf of the Selling Stockholders. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Selling Stockholders and Tarn are the beneficial and record owners of at least ninety percent (90%) of the issued and outstanding shares (the “Control Shares”) of common stock, NT$10.00 par value per share, of the Company (the “Company Common Stock”);

WHEREAS, the Company, directly and/or through its Subsidiaries, is engaged in the business of providing integrated solutions for the application of active components in data communication and telecommunication applications via optical fiber (the “Business”);

WHEREAS, the Selling Stockholders wish to sell to the Parent, and the Parent wishes to purchase from the Selling Stockholders, the Control Shares, upon the terms and subject to the conditions set forth herein (the “Control Share Purchase”);

WHEREAS, the Parent intends to assign its right to purchase the Control Shares to a wholly owned subsidiary that will be formed as a Taiwan corporation (the “Acquisition Sub”) prior to the Closing;

WHEREAS, contemporaneously herewith, Tarn has executed and delivered a purchase agreement (the “Secondary Purchase Agreement”) pursuant to which Tarn and certain other stockholders of the Company will sell to the Parent, and the Parent will purchase from Tarn and such other stockholders of the Company all of their shares of Company Common Stock;

WHEREAS, no later than three Business Days prior to the Closing, stockholders of the Company owning at least ninety-three percent (93%) of the issued and outstanding shares of Company Common Stock shall have executed the Primary Purchase Agreement, the Secondary Purchase Agreement or the Additional Purchase Agreement with the Parent pursuant to which such stockholders will have agreed to sell such shares of Company Common Stock to the Parent;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Parent to enter into this Agreement, certain employees of the Company identified on Exhibit I are executing an Employment Agreement in the form of Exhibit B (the “Employment Agreement”) to be effective upon the Closing (as defined in Section 1.2); and

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WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Parent to enter into this Agreement, the Company and the Parent are establishing a retention plan for the Company (the “Retention Plan”) and, in connection herewith, the Company and certain key employees set forth on Exhibit C-1 (the “Key Employees”) are executing certain Retention Agreements in the form of Exhibit C-2 (each a “Retention Agreement”) to be effective upon the Closing (as defined in Section 1.2).

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

AGREEMENT

1.	Sale and Purchase of Control Shares; Purchase Price.

1.1          At the Closing provided for in Section 1.2, upon the terms and subject to the conditions of this Agreement:

(a)           Each Selling Stockholder shall sell, transfer, assign, convey and deliver to the Parent or, if applicable, the Acquisition Sub, and the Parent or, if applicable, the Acquisition Sub, shall purchase from such Selling Stockholder, all of the Control Shares owned by such Selling Stockholder, as set forth opposite its name on Schedule I.

(b)           Subject to the terms of the Escrow Agreement and Sections 1.3 and 1.4, in exchange for the sale, transfer, assignment, conveyance and delivery of all of its Control Shares: (i) each Selling Stockholder other than the EYON Stockholders shall be entitled to receive an amount equal to the Selling Stockholders Closing Date Cash Payment multiplied by the Selling Stockholder Percentage and (ii) each EYON Stockholder shall be entitled to receive, as such consideration becomes due and payable pursuant to this Agreement, an amount equal to the sum of (A) the EYON Stockholder Closing Date Cash Payment multiplied by the Selling Stockholder Percentage plus (B) the Escrow Consideration, if any, multiplied by a fraction, the numerator of which is equal to the number of shares of Company Common Stock held by such EYON Stockholder and the denominator of which is the total number of shares of Company Common Stock held by all of the EYON Stockholders.

(c)           Promptly following the Closing Date, the Stockholders’ Representative shall pay to each Selling Stockholder the amount to which such Selling Stockholder is entitled pursuant to Section 1.1(b).

(d)           The Parent shall withhold and pay to the Taiwan National Treasury the Taiwan securities transaction tax, calculated at 0.3% of the amount of the Selling Stockholders Closing Date Cash Payment, the EYON Stockholders Closing Date Cash Payment and the Total Escrow Amount.

(e)           The Selling Stockholders hereby acknowledge and agree that, other than delivering, or, if applicable, causing the Escrow Agent to deliver, to the Stockholders’ Representative the Selling Stockholders Closing Date Cash Payment, the EYON Stockholders Closing Date Cash Payment and the applicable amount of the Escrow Funds, if any, neither the

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Parent nor the Company shall be liable to any Selling Stockholder for the payment of any portion of the Total Control Share Consideration.

1.2	Closing; Closing Date.

(a)           Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chen and Lin, Bank Tower, 4th Floor, 205 Tun Hwa North Road, Taipei, Taiwan 105 at 10:00 a.m. Taiwan Time on a date to be mutually agreed upon by the Parent and the Stockholders’ Representative which shall not be more than two (2) Business Days after the date on which the last of the conditions set forth in Article 6 and Article 7 (other than conditions which by their terms must be satisfied as of the Closing Date, but subject to the fulfillment or waiver of such conditions) has been satisfied. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed to have occurred at 12:01 a.m. Pacific Time on the Closing Date.

(b)	Closing Deliveries and Actions. On the Closing Date:

(i)            The Selling Stockholders and, as applicable the Stockholders’ Representative and the Company shall deliver to the Parent or, if applicable, the Acquisition Sub:

(1)           stock certificates representing such Selling Stockholder’s Control Shares and the transfer application form for the transfer of the Control Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(2)           the certificates, agreements and other documents required to be delivered by the Company and the Selling Stockholders pursuant to Article 6;

(3)           a promissory note in the form of Exhibit J attached hereto (the “Promissory Note”) evidencing the Company’s obligation to repay to the Parent or, if applicable, the Acquisition Sub, the Debt Payoff Amount.

(ii)           The Parent or, if applicable, the Acquisition Sub, shall deliver to the Stockholders’ Representative or a bank designated by the Stockholders’ Representative:

(1)           the various certificates, instruments and documents referred to in Article 7 below; and

(2)           the Selling Stockholders Closing Date Cash Payment and the EYON Stockholders Closing Date Cash Payment by wire transfer of immediately available funds.

(iii)          The Parent or, if applicable, the Acquisition Sub, shall deliver the Debt Payoff Amount on behalf of the Company to the holders of Indebtedness.

(iv)          The Parent or, if applicable, the Acquisition Sub, shall deliver to the Escrow Agent the Total Escrow Amount.

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1.3	Escrow.

(a)           Establishment of the Escrow Account. Upon the Closing, the Parent or, if applicable, the Acquisition Sub, shall deliver to the Escrow Agent the Total Escrow Amount which shall be held in a separate account established by the Escrow Agent (the “Escrow Account”) pursuant to the terms of the Escrow Agreement attached hereto as Exhibit D. The Total Escrow Amount, as may be increased by any interest or gains earned thereon and as may be reduced by the amount of any matured claims satisfied by the Parent pursuant to Article 9.2 of this Agreement and the Escrow Agreement (the “Escrow Funds”), shall be held in such Escrow Account to secure the rights of the Indemnitees under Article 9 hereof and shall be distributed in accordance with the terms and provisions of the Escrow Agreement. The Escrow Funds will be held by the Escrow Agent until the first anniversary of the Closing Date or any other applicable period specified in the Escrow Agreement (the “Escrow Period”).

(b)           Termination of Escrow Account. Within five (5) Business Days after the end of the Escrow Period, the Escrow Agent shall distribute to the Stockholders’ Representative the remaining Escrow Funds, if any, then held in the Escrow Account (the “Escrow Consideration”) for distribution to the EYON Stockholders.

1.4	Adjustment of Total Control Share Consideration.

(a)           As promptly as practicable, but no later than sixty (60) days after the Closing Date, the Parent shall cause to be prepared, in accordance with the procedures set forth in Exhibit E attached hereto, and delivered to the Stockholders’ Representative (for the benefit of the Selling Stockholders) a definitive statement (the “Closing Statement”) of Net Working Capital as of the Closing Date (“Closing Working Capital”), together with a certificate setting forth the Parent’s calculation thereof, and the Closing Date Schedule of Indebtedness.

(b)           The Parent shall, and shall cause the Company, to give the Stockholders’ Representative reasonable access as the Stockholders’ Representative may reasonably request: (i) during the normal business hours of the Company with respect to all books, records, work-papers, reports and personnel (including the Company’s accounting and financial advisors) of the Company that were used in the preparation of the Closing Working Capital and (ii) during the normal business hours of the Parent with respect to all books, records, work-papers, reports and personnel (including the Parent’s accounting and financial advisors) of the Parent that were used in the preparation of the Closing Working Capital in order to verify the accuracy of the Parent’s calculation of Closing Working Capital. If the Stockholders’ Representative disagrees with the Parent’s calculation of Closing Working Capital delivered pursuant to Section 1.4(a) the Stockholders’ Representative may, within forty-five (45) days after delivery of the Closing Statement, deliver a notice to the Parent disagreeing with such calculation and setting forth the Stockholders’ Representative’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Stockholders’ Representative disagrees and the reason for its disagreement, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 1.4(a).

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(c)           If a notice of disagreement shall be duly delivered pursuant to Section 1.4(b), the Parent and the Stockholders’ Representative shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital; provided that the total amount of Closing Working Capital shall not be less than the amount thereof shown in the Parent’s calculation delivered pursuant to Section 1.4(a) nor more than the amount thereof shown in the Sellers’ calculation delivered pursuant to Section 1.4(b). If, during such period, the Parent and the Stockholders’ Representative are unable to reach such agreement, they shall promptly thereafter cause the Accountant to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that, in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accountant shall (i) have access to such books, records, work-papers and personnel as it shall request and (ii) consider only those items or amounts in the Closing Statement as to which the Stockholders’ Representative has disagreed. The Accountant shall deliver to the Parent and the Stockholders’ Representative, as promptly as practicable (but in any case no later than forty-five (45) days from the date of engagement of the Accountant), a report setting forth such calculation in accordance with the parameters provided herein. Such report shall be final and binding upon the Parent and the Selling Stockholders. The cost of such review and report shall be borne equally between the Parent and the Selling Stockholders of the Company; provided, however, that the portion of such costs to be borne by the Selling Stockholders shall be deducted from the Escrow Funds. In no event shall the Accountant’s determination of any disputed item or amount be less (treating any increase in liabilities or obligations as “less” for purposes hereof) than the Parent’s calculation determined pursuant to Section 1.4(a) nor more (treating any decrease in liabilities or obligations as “more” for purposes hereof) than the Stockholders’ Representative’s calculation pursuant to Section 1.4(b).

(d)           Upon the amount of Closing Working Capital being finally determined pursuant to this Section 1.4, the following adjustments, as applicable, shall be made:

(i)            If Final Net Working Capital is less than Target Net Working Capital by an amount in excess of Five Hundred Thousand Dollars ($500,000), the Selling Stockholders shall pay to the Parent, in the manner and with interest as provided in Section 1.4(e), the entire amount of such excess including the Five Hundred Thousand Dollars ($500,000) (the “Final Working Capital Deduction”) as an adjustment to the Total Control Share Consideration.

(ii)           If Final Net Working Capital either: (1) is less than Target Net Working Capital by an amount less than Five Hundred Thousand Dollars ($500,000) or (2) exceeds Target Net Working Capital, no adjustment to the Total Control Share Consideration shall be made.

As used herein, “Final Net Working Capital” means Closing Working Capital (x) as shown in the Parent’s calculation delivered pursuant to Section 1.4(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.4(b); or (y) if such a notice of disagreement is delivered, (A) as agreed by the Parent and the Stockholders’ Representative

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pursuant to Section 1.4(c) or, (B) in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 1.4(c).

(e)           (i)           In the event that the calculation of Final Net Working Capital results in a Final Working Capital Deduction, within three (3) Business Days of Final Net Working Capital being finally determined, the Parent or, if applicable, the Acquisition Sub, shall be entitled to receive from the Escrow Account the amount of such Final Working Capital Deduction and, if any, the Accountant’s Expenses. If the Escrow Funds are insufficient to make payment in full of the Final Working Capital Deduction and, if any, the Accountant’s Expenses, the Stockholders’ Representative shall deliver on behalf of the Selling Stockholders, within three (3) Business Days of Final Net Working Capital being finally determined, an amount equal to such shortfall by wire transfer of immediately available funds to the account designated by the Parent or, if applicable, the Acquisition Sub. After payment of the Final Working Capital Deduction and, if any, the Accountant’s Expenses is made in full (or if no such payment is due), the Escrow Agent shall retain any remaining funds in the Escrow Account until the termination of the Escrow Period pursuant to the terms set forth in Section 1.3 and in the Escrow Agreement.

(ii)           The amount of any payment to be made pursuant to Section 1.4(d) shall bear interest from and including the date due pursuant to this Section 1.4(e) to, but excluding, the date of payment at a rate per annum equal to the rate of interest published by the Wall Street Journal from time to time as the “prime rate” at large U.S. money center banks during the period from the due date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

1.5          Further Action. At and from time to time following the Closing, the parties hereto agree to cooperate with the other parties and to execute, deliver, file and record any and all agreements, instruments, certificates or other documents, and take such other actions, as a party may deem to be reasonably necessary or desirable to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement.

2.	Representations and Warranties of the EYON Stockholders Regarding the Company

Except as set forth on the Company Disclosure Schedule, which shall qualify the representations and warranties of the EYON Stockholders set forth in this Article 2 and which shall be organized in Parts corresponding to the numbering in this Article 2 with disclosures in each Part specifically corresponding to a particular Section and Subsection of this Article 2, the EYON Stockholders, jointly and severally, represent and warrant, as of the date hereof and, except as otherwise set forth herein, as of the Closing Date, to and for the benefit of the Indemnitees, as follows:

2.1	Organization; Standing and Power; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and, where applicable as a legal concept, in good standing under the laws of the jurisdiction of its

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incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a non-United States corporation in each jurisdiction listed in Part 2.1(a) of the Company Disclosure Schedule, which jurisdictions constitute as of the Agreement Date the only jurisdictions in which the character of the properties the Company owns, operates or leases or the nature of its activities makes such qualification necessary or advisable, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had a Company Material Adverse Effect.

(b)           Except as set forth on Part 2.1(b) of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names GigaComm Corporation, GigaComm, Listen Technology Ltd., Listen, Glory Data Group Limited, Glory or any similar names utilizing any combination of the foregoing names.

(c)           Part 2.1(c) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company and (ii) the titles of the Persons listed on Exhibit I attached hereto.

(d)           The Company has no Subsidiaries except for the Entities identified in Part 2.1(d) of the Company Disclosure Schedule. Other than the Dormant Subsidiaries, the Company does not own any controlling interest in any Entity and, except for the financial interests identified in Part 2.1(d) of the Company Disclosure Schedule. Other than the Dormant Subsidiaries, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed nor is obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed nor is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Except as set forth on Part 2.1(d) of the Company Disclosure Schedule, neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

(e)           The Company does not have any Subsidiaries except for the Entities identified in Part 2.1(e) of the Company Disclosure Schedule (the “Dormant Subsidiaries”). All of the issued and outstanding capital stock of each of the Dormant Subsidiaries is owned by the Company free and clear of any and all Encumbrances. Except as set forth on Part 2.1(e) of the Company Disclosure Schedule, the Dormant Subsidiaries are inactive and, since January 1, 2005, none of the Dormant Subsidiaries, directly or indirectly: (i) have conducted or are currently conducting any business of any kind whatsoever; (ii) have owned or controlled or currently own or control any assets of any kind whatsoever; (iii) has been or is subject to any claims, liabilities, obligations, contracts or agreements, in each case of any kind or nature, known or unknown, fixed or contingent, including under any applicable Legal Requirements; and (iv) have influenced or taken part or are currently influencing or taking part in the operation of the Business or any other business activity.

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2.2          Certificate of Incorporation and Bylaws; Records. Except as otherwise disclosed on Part 2.1(e)(ii) of the Company Disclosure Schedule, the Company has delivered to the Parent accurate and complete copies of: (a) the Certificate of Incorporation and Bylaws (or similar organizational documents), including all amendments thereto of each of the Acquired Companies; (b) the stock records of each of the Acquired Companies; and (c) the minutes and other records of the meetings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Companies and the board of directors of each of the Acquired Companies (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”) that are in its possession. There have been no formal meetings or other proceedings of the stockholders of the Acquired Companies or the board of directors of the Acquired Companies that are not fully reflected in the Company Constituent Documents, except for matters which are not required to be reflected under the applicable laws. There has not been any violation of the Company Constituent Documents, and except as otherwise disclosed on Part 2.1(e)(ii) of the Company Disclosure Schedule, none of the Acquired Companies has taken any action that is inconsistent in any material respect with the Company Constituent Documents. Except as otherwise disclosed on Part 2.1(e)(ii) of the Company Disclosure Schedule, the books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices.

2.3	Capitalization, Etc.

(a)           The Company’s authorized share capital consists solely of NT$800,000,000, divided into 80,000,000 shares of Company Common Stock; and its paid-in share capital is NT$196,330,240, divided into 19,633,024 shares of Company Common Stock. No other class of capital stock or other ownership interests of the Company is authorized or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and such shares of Company Common Stock constitute all of the issued and outstanding shares of the Company. Each issuance of securities by the Company has been made in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Company Constituent Documents. Part 2.3(a) of the Company Disclosure Schedule sets forth the true and complete capitalization of the Company, including the number of shares of Company Common Stock held by each stockholder of the Company. Schedule I attached hereto sets forth the total number of shares of Company Common Stock issued to each Selling Stockholders.

(b)           The Company has not authorized or issued any: (A) subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (B) security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (D) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company, except as required under Article 267 of the Company

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Law of the Republic of China (clauses (A) through (D) above, collectively “Company Rights”). The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c)           All of the outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, free and clear of any Encumbrances.

(d)           The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. The Company has not authorized or issued any shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company.

(e)           The Company is not a party to or is bound by any, and to the Knowledge of the EYON Stockholders, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company, except as set forth on Part 2.3(e) of the Company Disclosure Schedule.

2.4	Financial Statements.

(a)           Part 2.4 of the Company Disclosure Schedule includes accurate and complete copies of the following financial statements and notes (collectively, the “Company Financial Statements”):

(i)            The audited balance sheets of the Company as of December 31, 2005, (the “Balance Sheet”) and the related audited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the periods then ended together with the notes thereto and the unqualified reports and opinions of PricewaterhouseCoopers relating thereto; and

(ii)           the unaudited balance sheet of the Company as of May 31, 2006 (the “Unaudited Interim Balance Sheet”) and the related unaudited income statement of the Company for the five months then ended.

(b)           Except as set forth on Part 2.4(b) of the Company Disclosure Schedule, each Company Financial Statement (including the notes thereto, which contain true and correct descriptions of the accounting policies that are both most important to the portrayal of the Company's financial condition and results, and require management's most difficult, subjective or complex judgments, whether as a result of the need to make estimates about the effect of matters that are inherently uncertain or not): (i) has been prepared in conformity with (A) the books and records of the Company and is complete in all material respects and (B) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); (ii) fairly presents, in all material respects, the financial condition of the Company as of such dates and the results of the Company’s operations, changes in shareholders’ equity and cash flows for the periods then ended, except that the Unaudited Interim Balance Sheet (x) may be subject to normal year-end audit adjustments, and except as set forth in item 2 of Part 2.4(b) of the Company Disclosure

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Schedule, none of which will individually or in the aggregate be material, and (y) does not contain all footnotes thereto which may be required in accordance with GAAP; and (iii) does not reflect any unusual or infrequently occurring items or Related Party Transactions. No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c)           The books and records of the Company (A) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (B) are in all material respects complete and correct except as set forth on Part 2.4(c) of the Company Disclosure Schedule.

(d)           Except as set forth on Part 2.4(d) of the Company Disclosure Schedule, there are no liabilities or obligations of the Company of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations (i) that are disclosed and provided for in the Company Financial Statements or the notes thereto, (ii) that have arisen in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not material, individually or in the aggregate, in amount, or (iii) which are, individually or in the aggregate, immaterial.

2.5	Absence of Changes.
(a) Since the date of the Balance Sheet:

(i)            the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

(ii)           the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company; or (ii) any Company Rights;

(iii)          except as set forth on Part 2.5(a)(iii) of the Company Disclosure Schedule, there has been no amendment to the Company Constituent Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)          the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(v)           except as set forth on Part 2.5(a)(v) of the Company Disclosure Schedule, the Company has not made any capital expenditure which exceeds $25,000 individually or $100,000 in the aggregate;

(vi)          except in the ordinary course of business consistent with past practice or as set forth in Part 2.5(a)(vi) of the Company Disclosure Schedule, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any

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Contract that is or would constitute a material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(vii)        except as set forth on Part 2.5(a)(vii) of the Company Disclosure Schedule, the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(viii)       the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness in a way which would constitute a Company Material Adverse Effect;

(ix)          the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(x)           except as set forth on Part 2.5(a)(x) of the Company Disclosure Schedule, the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to a former or current employee of the Company (“Employee”) in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any Indebtedness;

(xi)          there has not been any (1) grant of any severance or termination pay to (or amendment to any existing arrangement with) any current or former director, officer or Employee of the Company, (2) increase in, or acceleration of vesting or payment of, the compensation or benefits payable under any existing severance or termination pay policies or employment Contracts, (3) entering into any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any director, officer or Employee of the Company, (4) establishment, adoption or amendment (except as required by applicable Legal Requirements) of any collective bargaining, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan or arrangement covering any Employees, officers, consultants or directors of the Company or (5) increase in, or acceleration of vesting or payment of, compensation, bonus, awards, or other benefits or rights payable to any Employees, officers, consultants or directors of the Company other than in the case of clause (3) and increases in compensation in accordance with clause (5) in accordance with the Company’s ordinary course of business and consistent with past practice;

(xii)        the Company has not changed any of its methods of accounting or accounting practices in any respect;

(xiii)       except as set forth in Part 2.5(a)(xiii) of the Company Disclosure Schedule, there has not been any Tax election made or changed, annual tax accounting period changed, method of tax accounting adopted or changed, amended Tax Returns or claims for Tax

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refunds filed, closing agreement entered into, Tax claim, audit or assessment settled, or right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(xiv)       the Company has not threatened, commenced or settled any Legal Proceeding;

(xv)        the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(xvi)       there has not been any action by the Company which, if it were taken after the Agreement Date and prior to the Closing, would constitute a breach of “(i)” through “(xx)” of Section 4.2(b); and

(xvii)      the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(i)” through “(xvi)” above.

(b)	Since the date of the Balance Sheet through the Agreement Date:

(i)            no Company Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that could be reasonably likely to have such a Company Material Adverse Effect;

(ii)           there has not been any loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance) resulting in losses or damages exceeding $20,000;

(iii)          except as set forth on Part 2.5(b)(iii) of the Company Disclosure Schedule, no party to any Company Contract has given written notice to the Company of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company .

2.6          Sufficiency of the Assets. Except as set forth on Part 2.6 of the Company Disclosure Schedule, the Company owns outright and has good and valid title to, or valid leasehold interest in, all of the properties and assets used in the business of the Company, including all of the assets reflected in the Balance Sheet, except for such properties and assets that are not material, individually or in the aggregate, to the Company or its continuing operations, in each case free and clear of any Encumbrances, except for (a) Encumbrances specifically described in the notes to the Balance Sheet and (b) liens for current Taxes not yet due and payable, and (c) minor liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The property and other assets owned by the Company or used under enforceable contracts or licenses constitute all of the property and assets used or held for use by the Company in connection with or otherwise related to the business of the Company as now being and heretofore conducted, and will permit the Company to conduct such business immediately after the Closing Date substantially as it is being conducted on the Agreement Date. Such properties and assets, taken as a whole, are in good operating condition and repair, subject to normal wear and tear and continued repair and

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replacement in accordance with past practice, and are suitable for their intended use. During the past twelve (12) months there has not been any significant interruption of the operations of the Company due to inadequate maintenance of such properties or assets that has been materially adverse to the operations of the Company.

2.7	Bank Accounts; Receivables.

(a)           Part 2.7(a) of the Company Disclosure Schedule provides a complete and accurate list of accounts maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

(b)           Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of the accounts receivable, notes receivable and other receivables of the Company as of May 31, 2006 having a value of $5,000 or more. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 2006 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full when due, without any counterclaim or set off except for such accounts receivable, notes receivable and other receivables having a value of $20,000 or less individually or $30,000 or less in the aggregate after deducting current reserves already set aside on the Company’s books as of the Agreement Date.

2.8	Real Property.
(a) The Company does not own, nor has ever owned, any real property.

(b)           Part 2.8(b) of the Company Disclosure Schedule includes a complete list of all real property currently leased, subleased or licensed by the Company (the “Real Property”) and the leases under which such Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). The Company has made available to the Parent complete copies of all Leases in its possession that are currently in effect. The Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Real Property, and the Company is not in material violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Legal Requirement applicable to such Real Property. With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect, (ii) the Company is not, and to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (iii) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing, and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

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(c)           No material damage or destruction has occurred with respect to any of the Real Property for which the Company may be liable.

(d)           The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises.

2.9	Intellectual Property.

(a)           Part 2.9(a) of the Company Disclosure Schedule provides a list of each proprietary product or service developed, manufactured, marketed, or sold by the Company, including products or services currently under development by the Company for the period beginning from January 1, 2005 through the Agreement Date.

(b)           Part 2.9(b) of the Company Disclosure Schedule identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 2.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to the Parent complete and accurate copies of all applications and other material documents related to each such item of Registered IP.

(c)           Part 2.9(c) of the Company Disclosure Schedule identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Company’s products or services, and (C) is generally available on standard terms for less than $1,000); (ii) the corresponding Contract pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.

(d)           Part 2.9(d) of the Company Disclosure Schedule lists each material Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)           The Company has provided to the Parent a complete and accurate copy of its most recent standard form, if any, of Company IP Contract used by the Company, including each standard form of confidentiality or nondisclosure agreement. Part 2.9(e) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Parent.

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(f)            To the Knowledge of the Company, except as set forth on Part 2.9(f) of the Company Disclosure Schedule, the Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Part 2.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body, the omission of which would not constitute a Company Material Adverse Effect.

(ii)           No current or former stockholder, officer, director, or Employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. Except as set forth on Part 2.9(f)(ii) of the company Disclosure Schedule, no Employee is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii)          Except as set forth on Part 2.9(f)(iii) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)          The Company has taken all necessary steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned, developed, used, or distributed by the Company has been disclosed or licensed to any escrow agent or other Person.

(v)           The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)          The Company is not, nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(vii)        Except as set forth on Part 2.9(f)(vii) of the Company Disclosure Schedule, the Company owns or otherwise has, and immediately after the Closing the Company will have, all Intellectual Property Rights needed to conduct the Business as currently conducted.

(g)           All material Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)            Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of a printed

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publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each non-United States patent application and non-United States patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the non-United States patent application or non-United States patent being made available to the public.

(ii)           To the Knowledge of the Company, no trademark or trade name owned, used, or applied for the Company conflicts or interferes with any trademark or trade name owned by any other Person. None of the goodwill associated with or inherent in any registered trademark in which the Company has or purports to have an ownership interest has been impaired in a materially adverse manner.

(iii)          Each item of Company IP that is Registered IP is and at all times has been in compliance in all material respects with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. Part 2.9(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Company IP in full force and effect.

(iv)          No interference, opposition, reissue, reexamination, or other Legal Proceeding is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being or has been contested or challenged. Except as set forth in Part 2.9(g)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(h)           The Company has not received any written claim or notice stating that a Person has infringed, misappropriated, or otherwise violated, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to the Parent a complete and accurate copy of) each letter or other written or electronic communication that has been sent or otherwise delivered in the last five years by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter or other written or electronic communication.

(i)            Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (A) a loss of, or Encumbrance on, any Company IP; (B) a breach of any license agreement listed or required to be listed in Part 2.9(c) of the Company Disclosure Schedule;(C) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (D) the grant, assignment, or

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transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j)            Except as set forth in Part 2.9(j)(i) of the Company Disclosure Schedule, the Company has never received any notice from a Person alleging that the Company has infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)            No product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.

(ii)           No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any written relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(iii)          The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim except in the ordinary course of business. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right, except in the ordinary course of business or as set forth in Part 2.9(j)(iii) of the Company Disclosure Schedule.

(k)           No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Knowledge of the Company, has been threatened against the Company, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed, offered, manufactured, distributed, or sold by the Company.

(l)            To the Knowledge of the Company, none of the software (including firmware and other software embedded in hardware devices) currently owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis) (collectively, “Company Software”) (i) contains any known bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in

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conjunction with such Company Software. The Company has provided to the Parent a list of all known bugs, defects, and errors in each version and component of the Company Software.

(m)          To the Knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n)           No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Agreement Date, an Employee. The Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the Agreement Date, an Employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person who is not, as of the Agreement Date, an Employee.

(o)           No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Software. The Company has security measures in place, as necessary, to protect the customer information they receive from illegal use by any third parties or such other use by and third parties in a manner that is in violation of the rights of privacy of their customers.

2.10	Contracts.

(a)           Part 2.10(a) of the Company Disclosure Schedule identifies each currently valid Company Contract as follows:

(i)            each Contract relating to the performance of services to the Company by any consultant or independent contractor and the terms of any standard form of employment Contract relating to the employment of any Employee;

(ii)           relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property Rights;

(iii)          that (A) limits, or purports to limit, the ability of the Company, or, immediately following the Closing Date, the Parent or any of the Parent’s Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by their terms purport to be binding upon or impose any obligation upon the Parent or

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any of its Affiliates (other than the Company or its Subsidiaries), (C) contain any so called “most favored nation” provisions or any similar provision requiring the Company (or after the Control Share Purchase, the Parent or any of its Affiliates) to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties or (D) provide for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict the Parent or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development;

(iv)          creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)	relating to the acquisition, issuance or transfer of any securities;

(vi)          relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii)        involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii)       creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix)          relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.17);

(x)           constituting or relating to a Government Contract or Government Bid;

(xi)          providing for “earn outs,” “performance guarantees” or contingent payments by or to the Company involving more than $20,000 over the term of any such contract or arrangement;

(xii)        providing for any future performance by the Company in consideration of amounts previously paid to, or accrued by, the Company;

(xiii)       containing (whether in the contract or arrangement itself or by operation of law) any provisions (A) containing a “change of control” or similar provision with respect to the Company or (B) prohibiting or imposing any restrictions on the assignment of all or any portion of the assets thereof by the Company to any other Person (without regard to any exception permitting assignments to Subsidiaries or Affiliates);

(xiv)	relating to web site linking or framing, and to co-branding;

(xv)        guaranteeing or warranting that the services of the Company are fit for any particular purpose or committing to any performance levels;

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(xvi)       having a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

(xvii)      constituting a commitment of any Person to purchase products (including products in development) of the Company involving an amount of $20,000 or more.

(b)           To the Knowledge of the Company, Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form and that involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000. Each Company Contract is valid and in full force and effect, is, to the Knowledge of the Company, in compliance in all material respects with all applicable Legal Requirements, is enforceable by the Company in accordance with its terms, and immediately after the Closing Date will continue to be legal, valid, binding and enforceable on identical terms. Except as disclosed with specificity in the Company Disclosure Schedules, the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Parent or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.

(c)           Except as set forth in Part 2.10(c) of the Company Disclosure Schedule, the Company has not violated or breached, or committed any default under, any Company Contract involving consideration in excess of $10,000, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any such Company Contract.

(d)           To the Knowledge of the Company and except as disclosed in Part 2.10(d) of the Company Disclosure Schedules, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract in a manner that could have a material adverse affect on the Company.

(e)           The Company has not received any written notice regarding any actual or possible violation or breach of, or default under, any Company Contract.

(f)            Except in the ordinary course of business, the Company has not waived any of its material rights under any material Company Contract.

(g)           Except in the ordinary course of business, no Person is renegotiating any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(h)           The Company Contracts collectively constitute the material Contracts entered into by the Company in connection with their businesses as they are currently being conducted.

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(i)            Part 2.10(i) of the Company Disclosure Schedule identifies and provides a brief description of each material proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company which relate solely to the businesses currently conducted by the Company.

(j)            Part 2.10(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Control Share Purchase and the other transactions contemplated by this Agreement.

(k)           Each Key Employee has executed a standard form of employment Contract described in Section 2.10(a)(i).

2.11        Certain Payments. To the Knowledge of the Company and to the Knowledge of the EYON Stockholders, neither the Company nor any manager, officer, or Employee of the Company has at any time, directly or indirectly:

(a)           used any funds of the Company (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           knowingly made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)           made any bribe, kickback or any unlawful influence payment, rebate or payment to any Person on behalf of the Company;

(d)           performed any favor or given any gift on behalf of the Company which was not deductible for income tax purposes;

(e)           made any unlawful payment to any Person on behalf of the Company, or unlawfully provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person on behalf of the Company, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)            agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.12	Compliance with Legal Requirements; Governmental Authorizations.

(a)           The Company is, and has at all times been, in compliance with all material applicable Legal Requirements, including all material applicable securities laws. The Company has not received any written notice from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)           Part 2.12(b) of the Company Disclosure Schedule identifies the necessary Governmental Authorizations held by the Company, and the Company has delivered to the

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Parent copies of all Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.12(b) of the Company Disclosure Schedule. Except as set forth on Part 2.12(b) of the Company Disclosure Schedule, the Company has not received any written notice from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Any written notices of any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization received by the Company that has not been listed in Part 2.12(b) of the Company Disclosure Schedule has been remedied to the satisfaction of the applicable Governmental Body.

2.13	Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes have been paid when due, whether or not such amounts have been reported as due on an applicable Company Return. The Company has delivered to the Parent accurate and complete copies of all Company Returns filed which have been requested in writing by the Parent.

(b)           To the Knowledge of the Company, the Company Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. No Taxes have been incurred since the date of the Unaudited Interim Balance Sheet other than in the ordinary course of business.

(c)           No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to the Parent copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(d)           No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which

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adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(e)           The Company has not, at any time, been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which the Company is or was the common parent. The Company is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Company is not liable for the Taxes of any taxpayer as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which the Company has been a party (“Tax Agreements”) have been terminated. After the Closing Date neither the Company nor any of its Affiliates shall be bound by or have any liability under any Tax Agreements, including for amounts due in respect of periods ending on or before the Closing Date.

2.14	Employee and Labor Matters; Benefit Plans.

(a)           Part 2.14(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, or profit-sharing plan, program or agreement other than those required to set up under the applicable laws of the Republic of China (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any Employee. Part 2.14(a) of the Company Disclosure Schedule lists all Employees who are not citizens of the Republic of China and identifies the visa or other similar permit under which such Employee is working.

(b)           Except for the pension plan required under the Labor Standards Act and the Labor Pension Act of the Republic of China (the “Requisite Pension Plan”), the Company does not maintain, sponsor or contribute to, and, to the Knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan.

(c)           The Company maintains, sponsors, contributes to, or has direct or indirect liability under only those employee welfare benefit plans required under the applicable laws for the benefit of Employees which are described in Part 2.14(c) of the Company Disclosure Schedule (the “Welfare Plans”).

(d)           With respect to each Plan, the Company has delivered to the Parent a complete and accurate copy of (i) each trust agreement, group annuity contract and summary plan description, if any, relating to such Plan, (ii) the most recent financial statements for each Plan that is funded, (iii) the current personnel, payroll and employment manuals and policies of the Company, and (iv) the current employee handbooks of the Company.

(e)           The Company does not have any plan or written commitment to create any additional Plan, or to modify or change any existing Plan (other than to comply with applicable Legal Requirements) in a manner that would materially affect any Employee.

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(f)            No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee’s termination of service (other than (i) benefit coverage mandated by applicable Legal Requirements, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees’ beneficiaries)).

(g)           Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements. Except as set forth on Part 2.14(g) of the Company Disclosure Schedule, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements. The assets of each Plan, which is funded, are reported at their fair market value on the books and records of such Plan.

(h)           To the Knowledge of the Company, the Company is not a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(i)            Part 2.14(i) of the Company Disclosure Schedule contains a list of all salaried Employees as of June 30, 2006, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. The Company is not engaged in, nor has even been engaged, in any illegal or unfair labor practice of any nature. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor, safety or employment matters involving any Employee of the Company, including slowdowns, work stoppages, charges of unfair labor practices, or discrimination complaints which would have a material adverse affect on the Company.

(j)            Part 2.14(j) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(k)           The Company is, and during the past four years has been, in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment,

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including Legal Requirements for job applicants and employee background checks, working hours and rest period for Employees, accrual and payment of vacation pay and paid time off, deductions from final pay of all terminated Employees, labor insurance, employee safety, and, in the case of the Company, contribution of the pension fund or pension allowance to the applicable account pursuant to the Labor Standards Act or the Labor Pension Act, except as set forth on Part 2.14(g) of the Company Disclosure Schedule.

(l)            Except as set forth in Part 2.14(l) of the Company Disclosure Schedule, the Company has good labor relations, and is not aware of any fact or circumstance indicating that (i) the consummation of the Control Share Purchase or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company’s labor relations, or (ii) any of the Employees intends to terminate his or her employment with the Company.

(m)          Since June 30, 2001, the Company has not effectuated a “mass layoff” (as defined in the Republic of China’s Labor Protection From Mass Layoff Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company. Since June 30, 2001, the Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any law or regulation similar to Labor Protection From Mass Layoff Act.

2.15	Environmental Matters.

(a)           The Company has not violated any material applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws (as defined in Section 2.15(e), and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.15(a) of the Company Disclosure Schedule.

(b)           Except as set forth in Part 2.15(b) of the Company Disclosure Schedule, the Company has not received any written notice or, to the Knowledge of the Company, any oral notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, there are no existing circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law immediately after Closing.

(c)           To the Knowledge of the Company, no current owner of any property leased or controlled by the Company has received any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or the Company are not in compliance with any Environmental Law.

(d)           Part 2.15(d) of the Company Disclosure Schedule sets forth a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which

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were issued or conducted during the past five years and which the Company has possession of or access to.

(e)           (For purposes of this Section 2.15: (i) ”Environmental Law” means any local or non-United States Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) ”Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.16	Insurance.

(a)           Part 2.16(a) of the Company Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds for the current policy year relating to the Company and its employees, officers and directors.

(b)           (i)           The Company maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability required by applicable laws of the Republic of China.

(ii)           The Company has not received written notice of termination or cancellation of any such policy.

(iii)          The Company or one of its Subsidiaries is a named insured under such policies.

(iv)          All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion.

(c)           There has been no material lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any material obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has put the Company on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. There are no material claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.17        Related Party Transactions. Except as set forth in Part 2.17 of the Company Disclosure Schedule: (a) except as disclosed on the Company Financial Statements, no Related

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Party (as defined below) has, and no Related Party has at any time since the Company’s inception had, any direct interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party owes any outstanding debts to the Company; (c) except as disclosed in the Company Financial Statements, since the Company’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company; (d) except as disclosed on the Company Financial Statements, no Related Party has any material claim or right against the Company. (For purposes of this Section 2.17, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time been, an officer, employee or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest).

2.18	Legal Proceedings; Orders.

(a)           Except as set forth on Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned, used or controlled by the Company, any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law, or any Employee; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Control Share Purchase or any of the other transactions contemplated by this Agreement or any of the Related Agreements. Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, to the Knowledge of the Company and to the Knowledge of the EYON Stockholders, no existing event, claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice directly relating to the Business.

2.19        Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.20        Non-Contravention; Consents. Except as set forth on Part 2.20 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (2) the consummation of the Control Share Purchase or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Company’s Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject;

(c)           contravene, conflict with or result in a violation of any of the material terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

No filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (ii) the consummation of the Control Share Purchase or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

2.21        Customers. Part 2.21 of the Company Disclosure Schedule identifies each material written commitment to purchase existing products or services or products or services being developed by the Company (the “Purchase Commitments”). All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, substantially modified or terminated and are enforceable by the Company and, upon consummation of the Control Share Purchase, will be enforceable by the Parent, against the other party to such Purchase Commitments. To the Knowledge of the Company and to the Knowledge of the EYON Stockholders, no fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment and no Person has given

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any written notice to the Company, and the Company does not have any reason to believe, that any Person intends to withdraw, substantially amend, substantially modify or terminate any Purchase Commitment.

2.22	Product Development.

(a)           Part 2.22(a) of the Company Disclosure Schedule sets forth for the major product(s) or service(s) being developed by or on behalf of the Company. To the Knowledge of the Company and to the Knowledge of the EYON Stockholders, no fact, condition or circumstance exists that would materially impair or delay the development of any such products or services. Except as set forth on Part 2.22(a)(i) of the Company Disclosure Schedule, the Company has not entered into any agreement which restricts its right to make, have made, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of the Company. Each product or service being developed by or on behalf of the Company has at all times been developed, and will at all times continue to be developed, in accordance with all applicable Legal Requirements.

(b)           To the Knowledge of the Company, each product that has been sold by the Company to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale, except for any deficiencies that can be corrected without incurring substantial expense. All repair services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. Except as set forth in Part 2.22(b) of the Company Disclosure Schedule, no product manufactured or sold by the Company has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly give rise to or serve as a basis for any such recall or other similar action relating to any such product. To the Knowledge of the Company and except as set forth in Part 2.22(b) of the Company Disclosure Schedule, there are no unresolved claims or claims threatened in writing by any customer or other Person against the Company involving a claim in excess of $10,000 (x) under or based upon any warranty provided by or on behalf of the Company, or (y) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company, except as set forth on Part 2.22(b) of the Company Disclosure Schedule. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly give rise to or serve as a basis for the assertion of any such claim. The Company has in place a quality control system that is at least as reasonably comprehensive and effective as the quality control systems customarily maintained by comparable Entities.

2.23        Company Projections. Part 2.23 of the Company Disclosure Schedule sets forth financial projections of the Company for the calendar quarterly periods through December 31, 2009 (the “Company Financial Projections”) and all assumptions used by the Company’s management or any other Person in preparing such Company Financial Projections (the “Assumptions”).

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2.24        Full Disclosure. This Agreement and the Company Disclosure Schedule do not, (i) contain any representation, warranty or information that is false or intentionally misleading with respect to any material fact, or (ii) intentionally omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or intentionally misleading.

2.25	Company Action.

(a)           The Board of Directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has approved the execution and delivery of this Agreement by the Company.

2.26        Internal Controls; Disclosure Controls and Procedures; Off-Balance Sheet Transactions.

(a)           Except as set forth in Part 2.26 of the Company Disclosure Schedule, the Company maintains internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company, (iii) the reporting of the assets of the Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and necessary procedures are implemented to effect the collection thereof on a current and timely basis.

(b)           The Company has established and maintain disclosure controls and procedures required by the Legal Requirements of the Republic of China.

(c)           The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

2.27        Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Control Share Purchase or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of the Company.

3.	Representations and Warranties of the Parent and the Selling Stockholders

3.1          Parent. The Parent represents and warrants to the Company and the Selling Stockholders as follows:

(a)           Corporate Existence and Power. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to

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be so qualified would not have a material adverse effect on the Parent’s business, financial condition or results of operations.

(b)           Authority; Binding Nature of Agreement. The Parent has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Related Agreement to which it is a party; and the execution, delivery and performance by the Parent of this Agreement and each Related Agreement to which it is a party has been duly authorized by all necessary action on the part of the Parent and its board of directors. No vote of the Parent’s stockholders is needed to approve this Agreement or to approve the Control Share Purchase. This Agreement and each Related Agreement to which the Parent is a party constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           No Violations or Conflicts. Neither the execution and delivery of this Agreement or the Related Agreements by the Parent nor the consummation of the transactions contemplated by this Agreement or the Related Agreements (i) violates any provision of the Parent’s organizational documents or (ii) violates any Legal Requirement to which the Parent is subject.

(d)           Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Control Share Purchase or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of the Parent.

3.2          Selling Stockholders. Each of the Selling Stockholders, severally and not jointly, represents and warrants as follows:

(a)           Due Organization, Authority and Binding Nature of Agreement. If such Selling Stockholder is an individual, such Selling Stockholder has the legal capacity to enter into and execute this Agreement and each Related Agreement to which he or she is a party to and to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Selling Stockholder is a Person other than an individual: (i) such Selling Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation; (ii) such Selling Stockholder has all necessary power and authority to enter into and execute this Agreement and each Related Agreement to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (iii) the execution, delivery and performance by such Selling Stockholder of this Agreement and each Related Agreement to which it is a party has been duly authorized by all necessary action on the part of such Selling Stockholder and, if necessary, its board of directors or similar governing body; (iv) no vote of the stockholders of such Selling Stockholders is needed to approve this Agreement or the Control Share Purchase. This Agreement and each Related Agreement to which such Selling Stockholder is a party constitutes the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief

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of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Selling Stockholder has granted a power of attorney to the Stockholders’ Representative authorizing the Stockholders’ Representative to execute this Agreement on such Selling Stockholders’ behalf. Such power of attorney has been duly authorized and constitutes the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

(b)           No Breach. The execution and delivery by such Selling Stockholder of this Agreement, and the performance by such Selling Stockholder of this Agreement in accordance with its terms, will not:

(i)            if applicable, violate the certificate of incorporation or bylaws or other organizational documents of such Selling Stockholder, if applicable;

(ii)           require such Selling Stockholder to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for the notification and/or approval requirements of any applicable antitrust laws or as disclosed in Part 3.2(b)(ii) of the Company Disclosure Schedule; or

(iii)          violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any contract, agreement, lease or license to which such Selling Stockholder is a party or by or to which such Selling Stockholder or its Shares is or may be bound or subject, or result in the creation of any Encumbrance on such Shares, except as set forth on Part 3.2(b)(iii) of the Company Disclosure Schedule.

(c)           Title to Shares. Such Selling Stockholder is the owner of the number of shares of Control Shares set forth opposite its name on Schedule I. Such Selling Stockholder has good and valid title to such Control Shares free and clear of any and all Encumbrances, and on the Closing Date shall sell, transfer, assign, convey and deliver such Control Shares to the Parent or, if applicable, the Acquisition Sub, free and clear of any and all Encumbrances. Such Selling Stockholder does not own any additional shares of Company Common Stock other than those set forth on Schedule I.

(d)           Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Control Share Purchase or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of such Selling Stockholder.

4.	Certain Covenants of the Company

4.1          Access and Investigation. During the period from the Agreement Date through the Closing Date (the “Pre-Closing Period”), the Selling Stockholders shall, and shall cause the Company, its Subsidiaries and Representatives to: (a) upon reasonable advance notice, provide the Parent and the Parent’s Representatives with reasonable access, during normal business hours, to the Company’s Representatives, personnel and assets and to all existing books, records,

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Tax Returns, work papers and other documents and information relating to any of the Acquired Companies provided that such access will not constitute an unreasonable disruption to the Business; and (b) provide the Parent and the Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to any of the Acquired Companies, and with such additional financial, operating and other data and information regarding any of the Acquired Companies, as the Parent may reasonably request.

4.2	Operation of the Business of the Acquired Companies.

(a)           During the Pre-Closing Period, the Selling Stockholders shall use its commercially reasonable efforts to: (i) ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of the Key Employees and maintains its relations and goodwill with each of the top ten suppliers and customers of the Business, the landlords, creditors, licensors, licensees of the Acquired Companies; (iii) ensure that the Acquired Companies provide all notices, assurances and support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any of the Acquired Companies of any Intellectual Property; (iv) ensure that the Acquired Companies keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of each of the Acquired Companies; and (v) cause Jacob Tarn to provide such information as the Parent may reasonably request concerning the status of the Acquired Companies’ businesses; provided, however, that the covenants made by the Selling Stockholders under this Section 4.2(a) with respect to the Dormant Subsidiaries shall be subject to the fact that the Dormant Subsidiaries are conducting and completing the procedures necessary to complete their liquidation.

(b)           During the Pre-Closing Period, the Selling Stockholders shall not cause or allow the Acquired Companies, and the Acquired Companies shall not (without the prior written consent of the Parent) do any of the following; provided, however, that the covenants made by the Selling Stockholders under this Section 4.2(b) with respect to the Dormant Subsidiaries shall be subject to the fact that the Dormant Subsidiaries are conducting and completing the procedures necessary to complete their liquidation:

(i)            (A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any Acquired Company or any options, warrants, calls or rights to acquire any such shares or other securities or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any Acquired Company;

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(ii)           sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any Company Rights or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)          amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)          except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the Employees;

(v)           adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution, except for the liquidation of Glory Data Group Limited and Listen Technology Ltd.;

(vi)          form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vii)        make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Acquired Companies, taken as a whole, during the Pre-Closing Period shall not exceed $100,000 in the aggregate;

(viii)       except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;

(ix)          acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $10,000 individually, or $50,000 in the aggregate), or waive or relinquish any material right;

(x)           except for the repayment of the Indebtedness contemplated in Section 1.2(b)(iii) of this Agreement, repurchase, prepay or incur any Indebtedness or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, the Company may incur up to a total of One Million Dollars ($1,000,000) in additional Indebtedness before the third Business Day prior to the Closing, which Indebtedness shall be included in the Indebtedness to be repaid pursuant to Section 1.2(b)(iii);

(xi)          make any loans, advances or capital contributions to, or investments in, any other Person, other than the Acquired Companies and except for customary travel advances to Employees;

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(xii)        increase in any manner the compensation or benefits of, or pay any bonus to, any Employee, officer, director or independent contractor of any Acquired Company, except for increases in the ordinary course of business consistent with past practices in base compensation for any Employee or independent contractor of any Acquired Company (other than executive officers or directors of any Acquired Company) that were communicated to such Employee or independent contractor prior to May 31, 2006;

(xiii)       except as required to comply with applicable Legal Requirements or any Contract or Plan in effect on the Agreement Date, (A) pay to any Employee, officer, director or independent contractor of any Acquired Company any benefit not provided for under any Contract or Plan in effect on the Agreement Date, (B) grant any awards under any Plan (including the grant of options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Plan or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Plan, (E) adopt, enter into or amend any Plan other than offer letters entered into with new Employees in the ordinary course of business consistent with past practices that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits or (F) make any material determination under any Plan that is inconsistent with the ordinary course of business consistent with past practices;

(xiv)       hire any new Employee at the level of director or above or with an annual base salary in excess of $60,000, dismiss any Employee, promote any Employee except in order to fill a position vacated after the Agreement Date, or engage any independent contractor whose relationship may not be terminated by the Company on 30 days’ notice or less;

(xv)        except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xvi)       (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for taxes payable by the Acquired Companies, (B) settle or compromise any Legal Proceeding relating to any material tax or (C) revoke any material tax election;

(xvii)      (A) except for the repayment of the Indebtedness contemplated in Section 1.2(b)(iii) of this Agreement, pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Control Share Purchase or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the Agreement Date of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company or incurred since the date of such financial statements in the ordinary course of business consistent with past practices or (B) commence any Legal Proceeding;

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(xviii)    enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xix)       take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing Date, (B) result in any of the conditions to the consummation of the Control Share Purchase set forth in Articles 6 and 7 hereof not being satisfied, or (C) breach any provisions of this Agreement; or

(xx)        authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xix)” of this Section 4.2(b).

4.3          Notification. During the Pre-Closing Period, the Stockholders’ Representative shall promptly notify the Parent in writing upon becoming aware of:

(a)           the discovery by the Stockholders’ Representative or the Acquired Companies of any event, condition, fact or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Selling Stockholders or the Company in this Agreement;

(b)           any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Selling Stockholders or the Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date;

(c)           any material breach of any covenant or obligation of the Selling Stockholders or the Company;

(d)           any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Articles 6 or  7 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(e)           (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies or the transactions contemplated by this Agreement.

No notification given to the Parent pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Selling Stockholders or the Company contained in this Agreement.

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4.4	No Negotiation.

(a)           During the Pre-Closing Period, the Selling Stockholders shall not, and shall not cause or allow the Company to, directly or indirectly, and the Selling Stockholders shall not and shall not authorize or permit any of the Acquired Companies or any Representative of any of the Acquired Companies directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to an Acquisition Transaction (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Selling Stockholders acknowledge and agree that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.4 by the Selling Stockholders.

(b)           During the Pre-Closing Period, the Selling Stockholders shall, and shall cause the Company to, immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

4.5          Debt Payoff Letters and Repayment of Debt Payoff Amount. Not more than three (3) Business Days prior to the Closing, the Selling Stockholders shall deliver to the Parent payoff letters from the applicable creditors of the Acquired Companies setting forth the payoff amounts and per diem interest amounts with respect to all Indebtedness of the Acquired Companies.

4.6          Lease Amendment. The Company, the Stockholders’ Representative and the Parent shall use their commercially reasonable efforts to cooperate in obtaining an amendment (the “Lease Amendment”) to the terms of that certain lease between Epistar Corporation and the Company dated as of September 29, 2005. For purposes of clarification, as used in Sections 4.6, 4.7 and 4.9 only, the term “commercially reasonable efforts” shall not require any party to this Agreement to expend money to any third party.

4.7          Third-Party Consents. Following the Agreement Date and prior to the Closing Date, the Selling Stockholders shall use and shall cause the Company to use commercially reasonable efforts to obtain (with continuing force and effect through the Closing Date) all Consents required to be obtained in connection with the Control Share Purchase and the other transactions contemplated by this Agreement.

4.8          Related Parties. On or prior to the Closing, the Selling Stockholders shall cause the Affiliates of the Company to, on or prior to the Closing, pay all amounts owed to the Company by such Affiliates. At and as of the Closing Date, any debts of the Company owed to

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any of the stockholders of the Company or to any Affiliates shall be canceled, except those debts (a) owed to any such stockholder of the Company in respect of his or her employment with the Company, or (b) incurred in the ordinary course of business.

4.9          Additional Efforts. The Selling Stockholders shall use their commercially reasonable efforts to cause holders of at least ninety-three percent (93%) of the Company Common Stock to: (a) execute and deliver this Agreement, the Secondary Purchase Agreement or the Additional Purchase Agreement and (b) sell all of their shares of Company Common Stock to the Parent or, if applicable, the Acquisition Sub, on the Closing Date.

4.10        Delivery of Company Registration Card and Articles of Incorporation. Prior to the Closing, each EYON Stockholder shall deliver to the Parent an accurate copy of the most current company registration card of such EYON Stockholder and a complete copy of such EYON Stockholder’s current Articles of Incorporation.

5.	Additional Covenants of the Parties

5.1          Additional Agreements. The parties to this Agreement shall use commercially reasonable efforts (a) to cause the conditions set forth in Article 6, in the case of the Selling Stockholders, and in Article 7, in the case of the Parent, to be satisfied as soon as practicable prior to the Termination Date, and (b) to take, or cause to be taken, all actions necessary to consummate the Control Share Purchase and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such party in connection with the Control Share Purchase during the Pre-Closing Period.

5.2	Regulatory Approvals.

(a)           The Selling Stockholders shall cause the Company to use its commercially reasonable efforts to, and the Parent shall, use commercially reasonable efforts to file, as soon as practicable after the Agreement Date, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Control Share Purchase and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Selling Stockholders shall cause the Company to, and the Parent shall, respond as promptly as practicable to (i) any inquiries or requests received from any Governmental Body for additional information or documentation and (ii) any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. The Selling Stockholders shall cause the Company to, and the Parent shall, (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Control Share Purchase or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any Legal Proceeding, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Control Share Purchase. The Selling Stockholders shall cause the Company to, and the Parent will, consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made

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or submitted in connection with any Legal Proceeding under or relating to any applicable antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, the Selling Stockholders and the Parent agree to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)           Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations.

5.3          Public Announcements. During the Pre-Closing Period, (a) the Selling Stockholders shall not, and shall not permit the Company or any Representative of the Selling Stockholders of the Company to, issue any press release or make any public statement regarding this Agreement or the Control Share Purchase, or regarding any of the other transactions contemplated by this Agreement, without the Parent’s prior written consent, and (b) the Parent will provide the Company with a draft of any press release relating to this Agreement or the Control Share Purchase and will use its commercially reasonable efforts to consult with the Company prior to issuing any such press release or making any public statement regarding the Control Share Purchase, provided, however, that nothing herein shall be deemed to prohibit the Parent from making any public disclosure the Parent deems necessary or appropriate under applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, the Parent hereby expressly acknowledges and agrees that the Company, the Stockholders’ Representative and/or the Selling Stockholders may, without notice to and approval from the Parent, disclose the existence of this Control Share Purchase and the details thereof to the Selling Stockholders, the Additional Selling Stockholders and Entities who have a need to know for the purposes of consummating this Agreement and/or Related Agreements.

5.4	Confidentiality.

(a)           Each party to this Agreement and its Representatives (i) will keep confidential the Confidential Information that it receives from another party and its Representatives and will not (except as required by applicable Legal Requirements), without the disclosing party’s prior written consent, disclose any such Confidential Information; provided, however, that notwithstanding clause (i) above a receiving party may reveal the Confidential Information to its Representatives (A) who need to know the Confidential Information in connection with the transactions contemplated in this Agreement and (B) who are informed of the confidential nature of the Confidential Information. Each party will use its commercially

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reasonable efforts to cause its Representatives to comply with the provisions of this section. The receiving party shall use the same degree of care in maintaining the confidentiality of the other party’s Confidential Information as it uses with respect to its own information that is regarded as confidential and/or proprietary by the receiving party, but in any case shall at least use commercially reasonable care.

(b)           In the event that a receiving party or any of its Representatives is required by applicable Legal Requirements to disclose any of the Confidential Information received from a disclosing party, the receiving party will notify the disclosing party promptly so that the disclosing party may seek a protective order or other appropriate remedy or, in the disclosing party’s sole discretion, waive compliance with the provisions of this section. The receiving party and its Representatives will cooperate fully with the disclosing party and its Representatives in any attempt by the disclosing party to obtain any such protective order or other remedy. In the event that no such protective order or other remedy is obtained, or that the disclosing party waives compliance with the provisions of this section, the receiving party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information disclosed. A party may make such disclosure as is necessary, in the opinion of such party’s outside legal counsel, to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which such party’s securities are listed or traded. In such event, such party shall use its commercially reasonable efforts to give advance notice to the other party prior to any disclosure.

5.5	Election of Successor Directors and Supervisors.

(a)           The Company and the Selling Stockholders shall cause the directors of the Company to, as promptly as possible after the Agreement Date and in any event at least fifteen days prior to the Closing Date, establish a record date for, duly call, give notice of, and convene an extraordinary meeting of its stockholders for the purpose of electing new directors and supervisors of the Company (the “Stockholders Meeting”). The Stockholders Meeting shall be held on the date of the then proposed Closing Date that has been mutually agreed upon by the Parent and the Stockholders’ Representative (the “Proposed Closing Date”). In the event that the Closing does not occur on the Proposed Closing Date and this Agreement is not otherwise terminated pursuant to Article 8, the Company and the Selling Stockholders shall cause the directors of the Company to postpone the Stockholders Meeting until such date as the Parent and the Stockholders’ Representative shall mutually agree upon for the rescheduled Closing, if any. At least five Business Days prior to the Closing Date, the Parent, or if applicable, the Acquisition Sub will deliver a written notice to the Stockholders’ Representative of the names of the successor directors and supervisors to be nominated by the Selling Stockholders. The Selling Stockholders hereby agree to the election of the Persons to be designated by the Parent or, if applicable, by the Acquisition Sub, as the successor directors and supervisors of the Company.

(b)           Each Selling Stockholder hereby further agrees to deliver to the Parent, at least five days prior to the date of the Stockholders Meeting, a duly executed and valid proxy in the form attached hereto as Exhibit H (the “Proxy”) that irrevocably appoints the Parent or, if applicable, the Acquisition Sub, or any Person designated by the Parent in its discretion or, if

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applicable, the Acquisition Sub in its discretion, as the proxy to cast the voting rights of such Selling Stockholder’s Control Shares in favor of the election of the Persons designated by the Parent pursuant to Section 5.5(a). The Parent hereby acknowledges and agrees that the Proxy to be granted to it by any Selling Stockholder shall only be effective for the Stockholders Meeting and shall only extend to the right to vote in favor of the election of the Persons designated by the Parent pursuant to Section 5.5(a). The parties hereto acknowledge and agree that the effectiveness of the Proxy is conditioned upon the consummation of the transactions contemplated by this Agreement on the Closing Date. Each Selling Stockholder hereby agrees not to revoke his, her or its Proxy with or without cause. Each Selling Stockholder further acknowledges and agrees that he, she or it, as the case may be, shall not attend the Stockholders Meeting nor shall such Selling Stockholder seek to cast his, her or its, as the case may be, voting rights at the Stockholders Meeting other than through the Proxy. The term of such directors and supervisors shall commence on the Closing Date.

5.6          Delivery of Employment Agreements and Retention Agreements. Prior to the Closing, the Parent shall deliver to the Stockholders’ Representative, a fully executed copy of each Employment Agreement and Retention Agreement executed and delivered by the parties thereto on the Agreement Date.

6.	Conditions Precedent to Obligations of the Parent

The obligations of the Parent to effect the Control Share Purchase and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Parent, at or prior to the Closing, of each of the following conditions:

6.1          Accuracy of Representations. Each of the representations and warranties made by the Selling Stockholders in this Agreement and in each of the other agreements and instruments delivered to the Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date.

6.2          Performance of Covenants. Each of the covenants and obligations that the Selling Stockholders, the Stockholders’ Representative and the Company is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

6.3          Consents. All Consents required to be obtained in connection with the Control Share Purchase and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.10(j) of the Company Disclosure Schedule) from any Person (other than the Parent and/or the Acquisition Sub, as applicable) or Governmental Body shall have been obtained and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Parent.

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6.4          Agreements and Documents. The Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           the Employment Agreements executed by each of the employees listed in Exhibit I attached hereto;

(b)           the Retention Agreement executed by the Company and each Key Employee;

(c)	the Retention Agreement Side Letter;
(d)	the Lease Amendment, executed by Epistar Corporation;

(e)           the Escrow Agreement executed by the Stockholders’ Representative on behalf of the Selling Stockholders and the Escrow Agent;

(f)            a certificate signed on behalf of the Selling Stockholders by the Stockholders’ Representative representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the “Compliance Certificate”);

(g)	a legal opinion of PuHua & Associates in the form of Exhibit F;
(h)	the Promissory Note executed by the Company;
(i)	the Proxy executed by each Selling Stockholder;

(j)            a valid power of attorney executed and delivered by each of the Selling Stockholders authorizing the Stockholders’ Representative to, among other matters, execute and deliver this Agreement;

(k)           a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company (i) attaching copies of the Certificate of Incorporation and Bylaws, if any, and any amendments thereto, of each of the Acquired Companies, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date; (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve (A) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, including the Control Share Purchase and (B) the payment of the Company’s Indebtedness by the Parent or, if applicable, the Acquisition Sub and the issuance of the Promissory Note, and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and

(l)            resignations of each of the directors and supervisors of each Acquired Company, effective as of the Closing Date; provided, however, that the resignation of Jacob Tarn as a director of the Company shall be effective immediately after the Stockholders Meeting.

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6.5          No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

6.6          No Restraints. Since the Agreement Date, no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Control Share Purchase shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Control Share Purchase that makes consummation of the Control Share Purchase illegal.

6.7          No Governmental Litigation. Since the Agreement Date, there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and no party to this Agreement shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Control Share Purchase or any of the other transactions contemplated by this Agreement or the Related Agreements; (b) relating to the Control Share Purchase and seeking to obtain from the Parent or any of its Subsidiaries, or any of the Acquired Companies, any damages or other relief that may be material to the Parent; (c) seeking to prohibit or limit in any material respect the Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Acquired Companies; or (d) which, if unfavorably adjudicated, would materially and adversely affect the right of the Parent or any of its respective Affiliates to own the assets or operate the business of the Acquired Companies.

6.8          No Other Litigation. Since the Agreement Date, there shall not be pending or threatened any Legal Proceeding (a) which, could have a Company Material Adverse Effect or a material adverse effect on the Parent (b) challenging or seeking to restrain or prohibit the consummation of the Control Share Purchase or any of the other transactions contemplated by this Agreement; (c) relating to the Control Share Purchase and seeking to obtain from the Parent or any of its Subsidiaries, or any of the Acquired Companies, any damages or other relief that may be material to the Parent; (d) seeking to prohibit or limit in any material respect the Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Acquired Companies; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of the Parent or any of its respective Affiliates to own the assets or operate the business of the Company or any of its Subsidiaries.

6.9          Waiting Periods. The waiting period applicable to the consummation of the Control Share Purchase under any applicable laws shall have expired or been terminated including any waiting periods under any applicable non-United States antitrust law or regulation, and any Consent required under any applicable non-United States antitrust law or regulation shall have been obtained.

6.10        Minimum Condition. Holders of at least ninety-three percent (93%) of the issued and outstanding shares of Company Common Stock shall have executed and delivered this Agreement, a Secondary Purchase Agreement or an Additional Purchase Agreement and

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shall have agreed to sell all of their shares of Company Common Stock to the Parent or, if applicable, the Acquisition Sub, on the Closing Date.

7.	Conditions Precedent to Obligations of the Selling Stockholders

The obligations of the Selling Stockholders to effect the Control Share Purchase and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Selling Stockholders, at or prior to the Closing, of the following conditions:

7.1          Accuracy of Representations. Each of the representations and warranties made by the Parent in this Agreement shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date.

7.2          Performance of Covenants. Each of the covenants and obligations that the Parent is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

7.3	Documents. The Stockholders’ Representative shall have received:

(a)           a certificate signed on behalf of the Parent by an office of the Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied; and

(b)	the Escrow Agreement executed by the Parent and the Escrow Agent.

7.4          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Control Share Purchase shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Control Share Purchase that makes consummation of the Control Share Purchase illegal.

7.5          Waiting Periods. The waiting period applicable to the consummation of the Control Share Purchase under any applicable laws shall have expired or been terminated including any waiting periods under any applicable non-United States antitrust law or regulation, and any Consent required under any applicable non-United States antitrust law or regulation shall have been obtained.

8.	Termination
8.1	Termination Events. This Agreement may be terminated prior to the Closing:
	(a)	by mutual written consent of the Parent and the Selling Stockholders;

(b)           by either the Parent or the Selling Stockholders, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the

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Control Share Purchase shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order without agreeing to the imposition of any Burdensome Condition prior to the Termination Date;

(c)           by the Parent if (i) any of the Selling Stockholders’ representations and warranties contained in this Agreement shall have been inaccurate as of the Agreement Date, such that the condition set forth in Section 6.1 would not be satisfied, (ii) any of the Selling Stockholders’ representations and warranties become inaccurate as of a date subsequent to the Agreement Date (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied or (iii) any of the Selling Stockholders, Stockholders’ Representative’s or the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that the Parent may not terminate this Agreement under clause (ii) or (iii) of this Section 8.1(d) on account of an inaccuracy in the Selling Stockholders’ representations and warranties or on account of a breach of a covenant by any of the Selling Stockholders, the Stockholders’ Representative or the Company if such inaccuracy or breach is curable by the Selling Stockholders, the Stockholders’ Representative or the Company unless such inaccuracy or breach is not cured within 15 days after receiving written notice from the Parent of such inaccuracy or breach;

(d)           by the Selling Stockholders if (i) any of the Parent’s representations and warranties contained in this Agreement shall have been inaccurate as of the Agreement Date, such that the condition set forth in Section 7.1 would not be satisfied, (ii) any of the Parent’s representations and warranties become inaccurate as of a date subsequent to the Agreement Date (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied or (iii) any of the Parent’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that the Selling Stockholders may not terminate this Agreement under clause (ii) or (iii) of this Section 8.1(e) on account of an inaccuracy in the Parent’s representations and warranties or on account of a breach of a covenant by the Parent if such inaccuracy or breach is curable by the Parent unless the Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Selling Stockholders of such inaccuracy or breach; or

(e)           by the Parent or the Selling Stockholders if the Control Share Purchase shall not have been consummated by August 31, 2006 (the “Termination Date”) (unless the failure to consummate the Control Share Purchase is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant or obligation required to be performed by such party at or prior to the Closing Date).

8.2          Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however,

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that: (a) subject to Section 9.2(d) below, none of the parties hereto shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; except that the limitations on the indemnification obligations of the EYON Stockholders set forth in Section 9.2(c)(i) shall continue to apply; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.4 and each section of Article 10 other than Sections 10.2, 10.4, 10.15 and 10.16; and (c) no party hereto shall be liable to the other for any consequential or punitive damages.

9.	Indemnification, Etc.
9.1	Survival of Representations, Etc.

(a)           The representations and warranties made by the Selling Stockholders in this Agreement, the Selling Stockholders Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing and shall expire at the end of the Escrow Period; provided, however, that if at any time prior to the end of the Escrow Period, any Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Selling Stockholders (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying such asserted claim in such notice shall survive the end of the Escrow Period until such time as such claim is fully and finally resolved. All representations and warranties made by the Parent shall survive the Closing until the first anniversary thereof, at which time all liability of the Parent with respect to such representations and warranties shall thereupon cease. All covenants, agreements and obligations of the parties contained in Article 4 shall survive the Closing for a period of one year; provided, however, that any covenant underlying a claim asserted pursuant to Section 9.2(a) prior to the end of such one year period shall survive until such claim is fully and finally resolved. All other covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b)           Subject to Section 9.2(d) below, the representations, warranties, covenants and obligations of the Selling Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations.

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(c)           For purposes of this Article 9, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Selling Stockholders in this Agreement. Notwithstanding anything herein to the contrary, the representations and warranties of the Selling Stockholders contained in this Agreement, the Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith shall, for purposes of the indemnifying parties’ obligations pursuant to this Article 9, be deemed to be made as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to the exceptions set forth in the Compliance Certificate, but subject to the exceptions set forth in the Company Disclosure Schedule.

9.2	Indemnification.

(a)           Indemnification by EYON Stockholders. Subject to Section 9.2(d) below, from and after the Closing Date (but subject to Section 9.1(a)), each Indemnitee shall be held harmless and shall be indemnified by the EYON Stockholders, jointly and severally, from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from, or as a result of, or are directly or indirectly connected with:

(i)            any inaccuracy in or breach or alleged breach of any representation or warranty of the EYON Stockholders set forth in this Agreement or the Selling Stockholders set forth in Section 3.2, in the Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith;

(ii)           any breach or alleged breach of any covenant or obligation of the Selling Stockholders, the Stockholders’ Representative or the Company (including the covenants set forth in Articles 4 and 5);

(iii)          any matter or circumstance described in Part 9.2(a)(iii) of the Company Disclosure Schedule;

(iv)          any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i), (ii) or (iii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 9).

(b)           In the event the Company suffers, incurs or otherwise becomes subject to any Damages after the Closing as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as an Indemnitee) the Parent shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

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(c)	Limitations on Indemnification Obligation.
	(i)	Indemnity Caps.

(1)           Indemnification for Breaches of Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.2(c)(ii) below, the aggregate liability of the EYON Stockholders under Section 9.2(a)(i) or the Parent under Section 9.2(e)(i) for any indemnification payments for breaches of representations and warranties shall be limited to, and shall not exceed, the Total Escrow Amount (the “Representations Indemnity Cap”); provided, however, that the Representations Indemnity Cap shall not apply to any payment or indemnification obligations of the EYON Stockholders or the Parent arising out of any fraud or intentional misrepresentation or intentional omission by the Selling Stockholders or the Parent, as applicable, or out of any breaches of any of the representations or warranties contained in Section 3.2(c).

(2)           Indemnification for Breaches of Pre-Closing Covenants. Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.2(c)(ii) below, the aggregate liability of the EYON Stockholders under Section 9.2(a)(ii) or the Parent under Section 9.2(e)(ii) for any indemnification payments for breaches of any Pre-Closing Covenants shall be limited to, and shall not exceed, Two Million Six Hundred Twenty Five Thousand Dollars ($2,625,000) (the “Pre-Closing Covenant Indemnity Cap”); provided, however, the Pre-Closing Covenant Indemnity Cap shall not apply to any breach by the Company or the Selling Stockholders of the covenants contained in Section 4.4 of this Agreement.

(3)           Indemnification under Part 9.2(a)(iii) of the Company Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.2(c)(ii) below, the aggregate liability of the EYON Stockholders for any indemnification payments under Section 9.2(a)(iii) shall be limited to, and shall not exceed, Two Million Six Hundred Twenty Five Thousand Dollars ($2,625,000) (the “Schedule 9.2(a)(iii) Indemnity Cap”).

(ii)           Recourse to Escrow Fund. From and after the Closing Date, in the event that the Parent has a claim for indemnification against the EYON Stockholders pursuant to Section 9.2(a), the Parent shall first satisfy such claim for indemnification against the Escrow Funds then held in the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement. In the event that the amount of any claim for indemnification exceeds the amount of the Escrow Funds then held in the Escrow Account, the Parent shall then be entitled to satisfy a claim for indemnification directly against the EYON Stockholders, subject to the Representations Indemnity Cap, the Pre-Closing Covenant Indemnity Cap or the Schedule 9.2(a)(iii) Indemnity Cap, as applicable; provided, however, from and after the Closing Date, the EYON Stockholders shall have no liability for Damages in excess of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the “Total Cap”) except for Damages directly or indirectly related to fraud or intentional misrepresentation or intentional omission by the Company or the Selling Stockholders or in connection with breaches of any representations or warranties contained in Section 3.2(c). For the sake of clarity, if the aggregate amount of indemnification actually collected by the Indemnitees from the EYON Stockholders (whether paid directly by the

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EYON Stockholders or from the Escrow Funds) for any claims for indemnification pursuant to: (1) Section 9.2(a)(i) for breaches of representations or warranties, (2) Section 9.2(a)(ii) for breaches of Pre-Closing Covenants, (3) Section 9.2(a)(iii) and (4) Section 9.2(a)(iv) for any Legal Proceedings relating to any inaccuracies or breaches of the types referred to in clauses (1), (2) or (3) of this Section 9.2(c)(ii) (such clauses (1) through (4) being the “Capped Claims”) (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights with respect to the Capped Claims) reaches or exceeds the Total Cap, then no further claim or allegation may be made by the Parent, the Acquisition Sub and/or the Company, as applicable, against the EYON Stockholders with respect to the Capped Claims. Nothing in this Section 9.2(c) shall preclude the Parent from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company or the Selling Stockholders contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that (except for the limitations set forth in Part 9.2(a)(iii) of the Company Disclosure Schedule) the provisions of this Article 9 with respect to indemnification shall not be the exclusive remedy for the Parent; provided, however, that the Parent shall not be entitled to bring any claim for indemnification against the Selling Stockholders other than the EYON Stockholders pursuant to this Article 9 other than with respect to Damages directly or indirectly arising or resulting from fraud or intentional misrepresentation or intentional omission, for which such Selling Stockholders shall be severally, but not jointly, liable for such Damages.

(iii)          Threshold. Notwithstanding anything in this Agreement to the contrary, the Parent shall not be entitled to indemnification from the EYON Stockholders hereunder with respect to any Damages specified in Section 9.2(a)(i) until the aggregate amount of all such Damages suffered by the Parent exceeds One Hundred Thousand Dollars ($100,000), at which time the Parent shall be entitled to indemnification hereunder with respect to the total amount of such Damages specified in Section 9.2(a)(i), including the initial $100,000 thereof.

(d)           Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, none of the Selling Stockholders shall be held liable for Damages to Parent, the Acquisition Sub and/or the Company, and none of Parent, the Acquisition Sub and/or the Company shall be held liable for Damages to any of the Selling Stockholders, for any breach of representations, warranties or covenants, or non-performance or delay in performance of any of its obligations under this Agreement due to flood, fire, earthquake or other natural disasters or acts of god, riots, civil disturbances, insurrections or terrorist acts.

(e)           No Contribution. The EYON Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which such EYON Stockholders may become subject under or in connection with this Agreement.

(f)            Indemnification by Parent. From and after the Closing Date, the Selling Stockholders shall be held harmless and shall be indemnified by the Parent from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by the Selling Stockholders or to which the Selling Stockholders may otherwise become subject (regardless of whether or not such Damages relate to any third-party

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claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Parent set forth in this Agreement or (ii) any breach of any covenant or obligation of the Parent set forth in this Agreement.

9.3	Defense of Third Party Claims.

(a)           In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against the Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Article 9, the Parent shall promptly give the Stockholders’ Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a “Third Party Claim”); provided, however, that any failure on the part of the Parent to so notify the Stockholders’ Representative shall not limit any of the Indemnitees’ rights to indemnification under this Article 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b)           Within ten Business Days of delivery of such written notice, the Stockholders’ Representative may elect (by written notice delivered to the Parent) to take all necessary steps properly to contest any Third Party Claim involving third parties or to prosecute such Third Party Claim to conclusion or settlement. If the Stockholders’ Representative makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Third Party Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Third Party Claim, and will take all necessary steps to contest the Third Party Claim involving third parties or to prosecute such Third Party Claim to conclusion or settlement, and will notify the Stockholders’ Representative of the progress of any such Third Party Claim, will permit the Stockholders’ Representative, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and, if the Stockholders’ Representative elects to participate in such prosecution or defense, will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof.

(c)           Notwithstanding the foregoing, if a Third Party Claim includes Damages equal to an amount in excess of the value of the Escrow Funds then held in the Escrow Account or relates to any Intellectual Property or other intellectual property issues, the Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own. In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

(d)           Neither party will compromise or settle any Third Party Claim without the written consent of either the Parent (if the Stockholders’ Representative defends the Third Party Claim) or the Stockholders’ Representative (if the Parent or other Indemnitees defend the Third Party Claim), such consent not to be unreasonably withheld. If the Parent proceeds with the defense of any Third Party Claim all reasonable expenses relating to the defense of such Third Party Claim shall be satisfied first out of the Total Escrow Amount, provided that such expenses shall be reimbursed by the Parent to the Selling Stockholders in the event that: (i) the Parent

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prevailed in such defense, (ii) the Parent was fully indemnified by such Person and (iii) the Parent has collected all such amounts owed to it by the Person bringing such Third Party Claim.

9.4          Exercise of Remedies by Indemnitees Other Than the Parent; Tax Treatment.

(a)           No Indemnitee (other than the Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b)           The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

10.	Miscellaneous Provisions
10.1	Stockholders’ Representative.

(a)           The Selling Stockholders hereby irrevocably appoint YEONGYI (Asia) Co., Ltd. as their agent and attorney-in-fact (the “Stockholders’ Representative”) for all purposes under this Agreement, including for purposes of Article 9, and consent to the taking by the YEONGYI (Asia) Co., Ltd. of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Representative, the EYON Stockholders as a group or the Selling Stockholders as a group (where such group action is required or permitted by this Agreement) under this Agreement (including executing and delivering the Related Agreements on behalf of the Selling Stockholders, delivering any consents, waivers or certifications and making any necessary filings); and the taking of all actions necessary or desirable in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Selling Stockholders hereby acknowledge and agree that the Stockholders’ Representative has the authority to execute and deliver this Agreement on their behalf. The Stockholders’ Representative hereby accepts its appointment as the agent and attorney-in-fact for all purposes under this Agreement, including for purposes of Article 9, of the Selling Stockholders. The Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement, including for purposes of Article 9, and a decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all the Selling Stockholders, and shall be final, binding and conclusive upon each of the Selling Stockholders, and the Parent and the Company may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and all of the Selling Stockholders. The Parent and the Company are relieved from any liability to any Selling Stockholder or any other Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative

(b)           The Stockholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement. In

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all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice, the Stockholders’ Representative shall not be liable to anyone.

10.2        Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Control Share Purchase and the other transactions contemplated by this Agreement.

10.3        Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by the Parent and its Representatives with respect to the Business (and the furnishing of information to the Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Control Share Purchase. For purposes of this Section 10.3, the Selling Stockholders and the Acquired Companies shall be deemed to be one party, and the Selling Stockholders shall bear the fees, costs and expenses of such party.

10.4        Amendment. This Agreement may be amended only by an instrument in writing signed by the Selling Stockholders (or the Selling Stockholder on behalf of the Selling Stockholders), the Company and the Parent at any time.

10.5        Attorneys’ Fees. In any action or proceeding relating to this Agreement or if the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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10.6	Waiver; Remedies Cumulative.

(a)           The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)           At any time prior to the Closing Date, the Parent (with respect to the Selling Stockholders) and the Stockholders’ Representative (with respect to the Parent), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

10.7        Entire Agreement. This Agreement, the Company Disclosure Schedule and the Related Agreements constitute the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

10.8	Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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10.9	Governing Law; Jurisdiction and Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California in the United States (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Los Angeles, State of California in the United States. The Selling Stockholders and the Parent each:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Los Angeles, State of California in the United States (and each appellate court located in the State of Delaware), in connection with any legal proceeding;

(ii)           agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.13 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)          agrees that each state and federal court located in the County of Los Angeles, State of California in the United States, shall be deemed to be a convenient forum; and

(iv)          agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Los Angeles, State of California in the United States, any claim by any of the Selling Stockholders or the Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.11     Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Parent may assign in whole or in part any of its rights and delegate in whole or in part any of its obligations under this Agreement to any Affiliate of the Parent, including the Acquisition Sub, and such Affiliates of Parent, including the Acquisition Sub, shall have the right to re-assign its rights and re-delegate its obligations to the Parent without the prior written consent of the Selling Stockholders; provided, however, that the Parent and such Affiliate of the Parent shall execute an assignment agreement substantially in the form of Exhibit G attached hereto (the “Assignment Agreement”) pursuant to which, among other things, the Parent will guarantee the full and timely performance by the Acquisition Sub of all of the obligations of the

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Parent, including with respect to the Parent’s indemnification obligations pursuant to Article 9. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

10.12     Parties in Interest. Except for the provisions of Article 9 and Section 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.13     Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Selling Stockholders:

YEONGYI (Asia) Co., Ltd.

9F, 148, Sung Chiang Road, Taipei, Taiwan

Attention: Brian Wu

Facsimile: 886-2-25637722

with a mandatory copy to (which copy shall not constitute notice):

PuHua & Associates

23F, 333, Keelung Road, Sec. 1

Taipei, Taiwan, R.O.C.

Attention: Eric Tsai

Facsimile: 886 (2) 8780 0346

Parent:

Optical Communication Products, Inc.

6101 Variel Avenue

Woodland Hills, CA 91367

Attention: Philip F. Otto

Facsimile: (818) 251-7111

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street

Twenty-Fifth Floor

Los Angeles, CA 90071

Attention: Kenneth R. Bender

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Facsimile: (213) 996-3060

The Selling Stockholders hereby acknowledge and agree that any notice, Consent, waiver or other communication that is to be delivered to any or all of the Selling Stockholders shall be deemed given to such Selling Stockholder or Selling Stockholders if delivered by the means set forth above in this Section 10.13 to the Stockholders’ Representative.

10.14     Currency Exchange. With respect to the payment of the Selling Stockholders Closing Date Cash Payment and the EYON Stockholders Closing Date Cash Payment to the Stockholders’ Representative pursuant to Section 1.2(b)(ii)(2), such amounts shall be paid in New Taiwan Dollars and any amounts relating to the Selling Stockholders Closing Date Cash Payment and the EYON Stockholders Closing Date Cash Payment that are denominated in United States Dollars shall be converted into New Taiwan Dollars at an exchange rate equal to the average of the mid-range rate of bid and ask for the exchange of United States Dollars into New Taiwan Dollars as published by the Bank of America for the five consecutive currency trading days prior to the date such funds are deposited in the Acquisition Sub’s bank account by the Parent. Except as set forth in this Section 10.14, the parties hereto hereby acknowledge and agree that the Selling Stockholders shall bear any currency exchange risk in connection with the conversion of any amounts to be paid under this Agreement or any of the transactions contemplated by this Agreement into New Taiwan Dollars.

10.15	Releases.

(a)           Release of Acquired Companies, Parent and Acquisition Sub. In consideration of the terms and conditions and the other consideration set forth in this Agreement, receipt of which is hereby acknowledged, each Selling Stockholder hereby irrevocably and unconditionally releases and forever discharges the Parent, the Acquisition Sub and the Acquired Companies and with respect only to Claims (as defined below) directly or indirectly resulting from or in connection with their actions or omissions on behalf of the Parent, the Acquisition Sub, the Company or any of their Affiliates, each of their respective affiliates, and each of the officers, directors, shareholders, employees, agents and representatives of each of the foregoing persons (each a “Acquiror Released Party” and collectively, the “Acquiror Released Parties”) from any and all claims, complaints, demands, actions, charges, allegations, causes of action, suits, liabilities, obligations, promises, contracts, agreements, damages, losses, expenses and costs (including actual court costs and attorneys’ fees) of whatever nature and kind, known and unknown, fixed or contingent, wherever made, filed or prosecuted, and whether or not yet asserted (“Claims”) that such Selling Stockholder currently has or may have as of the date hereof, against the Acquiror Released Parties as of the date hereof, other than any Claims that such Selling Stockholder may have or bring against the Parent or, if applicable, the Acquisition Sub, pursuant to this Agreement (collectively, the “Possible Claims Against the Acquirors”). The Possible Claims Against the Acquirors that such Selling Stockholder is releasing hereunder include, for example, Possible Claims Against the Acquirors for any other or further compensation, payments, rights or other benefits of any kind from any Acquiror Released Party (other than with respect to further compensation, payments, rights or other benefits of any kind expressly provided for by this Agreement) and Possible Claims Against the Acquirors under any federal, state or local common law, statute, regulation or law of any type or nature, and such Selling Stockholder hereby represents and warrants that it has not filed or caused to be filed any

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lawsuit, complaint or charge with respect to any Possible Claims Against the Acquirors released pursuant to this Section 10.15(a), and to the maximum extent permissible by law, such Selling Stockholder hereby covenants and promises never to file or prosecute a lawsuit, complaint or charge against any Acquiror Released Party based on any such Possible Claims Against the Acquirors. In addition to any other remedies or relief that may be available to any Acquiror Released Party, such Selling Stockholder hereby agrees to pay any attorneys’ fees and damages any of the Acquiror Released Parties may incur as a result of any breach of a promise, covenant, representation or warranty made by such Selling Stockholder in this Section 10.15(a) (such as by suing an Acquiror Released Party over a released claim). Such Selling Stockholder hereby voluntarily, intentionally and expressly waives all rights it might have under any law that is intended to protect such Selling Stockholder from waiving unknown claims, including California Civil Code Section 1542. California Civil Code Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Such Selling Stockholder hereby acknowledges and agrees that it voluntarily, intentionally, expressly, unconditionally and irrevocably waives any and all rights and benefits conferred on it by California Civil Code Section 1542 and any similar or analogous law that is intended to protect such Selling Stockholder from waiving unknown claims.

(b)           Release of Directors and Supervisors. Notwithstanding anything in this Agreement to the contrary, the Company, the Parent and the Acquisition Sub hereby irrevocably and unconditionally release and forever discharge any and all individuals that either are currently serving or, since January 1, 2000, have served as directors or supervisors on the Company’s board of directors (each a “Director and Supervisor Released Person” and collectively, the “Director and Supervisor Released Persons”), from all Claims that the Company, the Parent or the Acquisition Sub may have against the Director and Supervisor Released Persons following the date hereof directly resulting from or in connection with their actions or omissions as either directors or supervisors serving on the Company’s board of directors involving an alleged breach of fiduciary duty with respect to the matters described in Part 9.2(a)(iii) of the Company Disclosure Schedule (collectively, the “Possible Claims Against the Directors”). The Possible Claims Against the Directors that the Company, the Parent and the Acquisition Sub are releasing hereunder include, but are not limited to, claims involving an actual or alleged breach of fiduciary duty or under any law, statute, regulation or law of any type or nature, including the Company Law of the Republic of China and the securities laws of the Republic of China. The Company, the Parent and the Acquisition Sub hereby covenant and promise never to file or prosecute a lawsuit, complaint or charge against any Director and Supervisor Released Person based on any such Possible Claims Against the Directors. None of the Company, the Parent or the Acquisition Sub shall initiate a Possible Claims Against the Directors on behalf of stockholders of the Company nor disclose (except if such disclosure is required by law) information to the stockholders of the Company for the purpose of making a claim against any Director and Supervisor Released Person. In addition to any other remedies or relief that may be available to any Director and Supervisor Released Person, the Company, the Parent and the Acquisition Sub hereby agree to pay any attorneys’ fees and damages that any of the Director

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and Supervisor Released Persons may incur as a result of any breach of a promise, covenant, representation or warranty made by the Company, the Parent or Acquisition Sub in this Section 10.15 (such as by suing a Director and Supervisor Released Person over a released claim).

10.16	Non-Solicitation.

(a)           For a period of two (2) years following the Closing Date (the “Restricted Period”), each EYON Stockholder hereby agrees that it shall not, in any way, directly or indirectly, and shall not cause any of its officers, directors and employees, in any way, directly or indirectly, to solicit, encourage, ask, assist, induce or assist any Person to solicit, encourage, ask, assist, induce any of the Persons identified in Exhibit I attached hereto to leave the employ of the Company (including the Business) or violate the terms of their contracts, or any employment arrangements (including, with respect to any confidentiality or non-competition obligations contained therein) with the Company (including the Business).

(b)           The Restricted Period for any applicable Selling Stockholder shall be extended by the length of any period during which such Selling Stockholder is in breach of the terms of this Agreement. The Selling Stockholders acknowledge that the covenants set forth in paragraph (a) above are an essential element of this Agreement and that, but for the agreement of the applicable Selling Stockholders to comply with these covenants, neither the Parent nor the Acquisition Sub would have entered into this Agreement. The Selling Stockholders acknowledge that: (i) this Agreement constitutes an independent covenant from the Purchase Agreement that shall not be affected by performance or nonperformance of any other provision of the Purchase Agreement by either the Parent or the Acquisition Sub, and (ii) a portion of the Total Control Share Consideration shall be consideration allocable to the covenants contained in this Agreement. Each Selling Stockholder acknowledges that it has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Agreement to which they are obligated hereunder are reasonable and proper.

10.17     No Partnership Among the Closing Selling Stockholders. Expect as otherwise set forth in this Agreement and except with respect to YEONGYI (Asia) Co., Ltd. acting as the Stockholders’ Representative, nothing in this Agreement shall be deemed to constitute a partnership among the Selling Stockholders nor constitute any Selling Stockholder the agent of any other Selling Stockholder for any purpose.

10.18	Construction; Usage.

(a)           Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

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(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           unless otherwise specified herein, “dollars” or “$” shall be deemed references to United States dollars;

(vi)          reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vii)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(viii)       “including” means including without limiting the generality of any description preceding such term; and

(ix)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)           Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.19     Enforcement of Agreement. The parties acknowledge and agree that the Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Selling Stockholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Parent may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.20     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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10.21     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

OPTICAL COMMUNICATION PRODUCTS, INC.

By:  /s/ Muoi Van Tran

Name: Muoi Van Tran

Title: CEO/President

COMPANY:

GIGACOMM CORPORATION

By:  /s/ Jacob Tarn

Name: Jacob Tarn

Title: CEO/President

STOCKHOLDERS REPRESENTATIVE AND SIGNATORY FOR SELLING STOCKHOLDERS:

YEONGYI (ASIA) CO., LTD.

By:  /s/ Charles C.Y. Chen

Name: Charles C.Y. Chen

Title: Chairman

JACOB TARN AND LIH-SHYUEE TARN:

/s/ Jacob Tarn

Jacob Tarn

Lih-Shyuee Tarn

Lih-Shyuee Tarn

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accountant” shall mean a senior partner of an internationally recognized firm of independent public accountants which shall be mutually agreed upon by the Parent and the Stockholders’ Representative.

“Accountant’s Expenses” shall mean the expenses of the Accountant required to be paid by the Selling Stockholders in connection with its review, if any, pursuant to Section 1.4(c).

“Acquired Companies” shall mean the Company and each of its Subsidiaries.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)           any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Companies is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) any of the Acquired Companies issues securities representing more than 5% of the outstanding securities of any class of voting securities of the Company;

(b)           any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Acquired Companies; or

(c)	any liquidation or dissolution of any of the Acquired Companies.

“Additional Control Shares” shall mean the shares of Company Common Stock owned by the Additional Selling Stockholders.

“Additional Purchase Agreement” shall mean the purchase agreement entered into by and between the Parent and the Additional Selling Stockholders pursuant to which the Additional Selling Stockholders will sell to the Parent and the Parent will purchase the Additional Control Shares.

“Additional Selling Stockholders” shall mean the stockholders of the Company other than the Selling Stockholders and Tarn and the other stockholders of the Company who are a party to the Secondary Purchase Agreement who agree to sell all of their shares of Company Common Stock to the Parent.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Business Day” shall mean any day of the year on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized to close.

“Closing Date Schedule of Indebtedness” shall mean the schedule identifying all outstanding Indebtedness of the Company as of the Closing Date.

“Company Contract” shall mean any Contract, including any amendment or supplement thereto: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of their respective assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Parent on behalf of the Company on the Agreement Date.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to any of the Acquired Companies.

“Company IP Contract” shall mean any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Companies.

“Company Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Company Material Adverse Effect” or other materiality or knowledge qualifications, or any similar qualifications, in such representations and warranties) has a material adverse effect on (a) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Company to consummate the Control Share Purchase or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (c) the Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Company Common Stock; provided, however, that any adverse change, effect, occurrence, state of fact or development attributable to conditions affecting the Taiwanese economy as a whole or the Japanese economy as a whole shall not be taken into account in determining if a Company Material Adverse Effect has occurred to the extent such adverse change, effect, occurrence, state of fact or development does not affect the Company more adversely than comparable Entities;

and provided, further, that, notwithstanding anything in this definition and this Agreement to the contrary, a Company Material Adverse Effect shall be deemed to have occurred if, individually or in the aggregate, an event, violation, inaccuracy, circumstance or other event (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Company Material Adverse Effect” or other materiality or knowledge qualifications, or any similar qualifications, in such representations and warranties) has resulted in, individually or in the aggregate, in Damages to any Indemnitee in excess of $500,000.

“Confidential Information” means all information (whether written or oral) furnished (whether before or after the date hereof) by a party to this Agreement or its directors, officers, employees, Affiliates, or Representatives to another party or its Representatives and all analyses, compilations, forecasts, studies or other documents prepared by a party or its Representatives in connection with its or their review of, or its interest in, the Control Share Purchase or the Agreement which contain or reflect any such information. The term Confidential Information shall include, but not be limited to, information relating to patents, patents pending and prospective patent applications, any and all technical and non-technical information, including trade secrets and proprietary information, know-how, diagrams, schematics, algorithms, software programs, and formulae related to the current, future and proposed products or services of a party and also includes information concerning financial information, procurement requirements, purchasing, customer lists, employee data, business forecasts, sales and marketing activities and marketing plans and information. All right, title, and interest in the Confidential Information shall remain that of the disclosing party. The term Confidential Information will not, however, include information where (a) such information is or becomes publicly available other than as a result of a disclosure by a receiving party or its Representatives, (b) such information is or becomes available to a receiving party on a non-confidential basis from a source which, is not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation to the disclosing party, (c) such information was known to the receiving party or its Representatives at the time of its disclosure; (d) such information is approved for release by written authorization of the disclosing party; (e) such information is disclosed to one or more third parties by the disclosing party without restriction; or (f) such information is independently developed by employees or other Representatives of the receiving party without access to the Confidential Information.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Damages” shall include any loss, damage, injury, decline in fair market value, reasonably foreseeable lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature related to the underlying claim.

“Debt Payoff Amount” shall mean the amount necessary to fully repay and discharge the Indebtedness of the Company and its Subsidiaries outstanding at and as of the Closing as reflected in the payoff letters delivered by the Company pursuant to Section 4.5.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” shall mean the escrow agent appointed by the Parent and the Stockholders’ Representative under the Escrow Agreement, who initially shall be Wells Fargo Bank, N.A.

“Escrow Agreement” shall mean the escrow agreement in the form of Exhibit D attached hereto as executed by the Stockholders’ Representative and the Escrow Agent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

“EYON Stockholders” shall mean HsinFeng Corporation, Evervaliant Corporation, Eyon Corporation, Tai Li Corporation, and the Stockholders’ Representative.

“EYON Stockholders Closing Date Cash Payment” shall mean the Total Cash Amount minus the sum of: (a) the Debt Payoff Amount, plus (b) the Total Escrow Amount, plus (c) the amount of cash payable to the Selling Stockholders other than the EYON Stockholders pursuant to this Agreement, plus (d) the amount of cash payable to the stockholders of the Company pursuant to the Secondary Purchase Agreement, and plus (e) the amount of cash payable to the Additional Selling Stockholders pursuant to the Additional Purchase Agreements.

“GAAP” shall mean Taiwan generally accepted accounting principles as in effect from time to time.

“Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, non-United States, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Indebtedness” shall mean (i) the principal of, premium (if any) and all other amounts owing in respect of (A) indebtedness of such Person for money borrowed (including from banks and bridge financings) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; and (iv) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnitees” shall mean the following Persons: (a) the Parent; (b) the Parent’s current and future Affiliates (including the Company); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, chemical compositions or structures, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)          such individual is actually aware of such fact or other matter; or

(b)          a reasonably prudent person in a similar position should have been aware of such fact or other matter or, if such individual is an officer, director or employee of an Entity, a reasonably prudent officer, director or employee, as applicable, in a similar office should have been aware of such fact or other matter in the normal course of fulfilling such individual’s duties as an officer, director or employee of such Entity.

The EYON Stockholders shall be deemed to have “knowledge” of a particular fact or other matter if any executive officer of any of the EYON Stockholders has Knowledge of such fact or other matter.

“Knowledge of the Company” shall mean the actual knowledge of Jacob Tarn, Bill Chang and Roman Chung.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, non-United States or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Net Working Capital” means (i) the current assets of the Company and its Subsidiaries other than Tax assets (including deferred Tax assets), reduced by (ii) the current liabilities of the Company and its Subsidiaries other than any Indebtedness to the extent such Indebtedness is included in the Closing Date Schedule of Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing and any Transaction Expenses (whether arising before or after the Closing) to the extent not paid by the Selling Stockholders prior to the Closing, in each case as determined in accordance with GAAP on a consolidated basis, but otherwise applied on a consistent basis with the Financial Statements.

“NT$” shall mean New Taiwan Dollars.

“Order” shall mean any decree, permanent injunction, order or similar action.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Covenant” shall mean any covenant of the Company or the Selling Stockholders, on the one hand, and the Parent, on the other hand, contained in Articles 4 and 5 of this Agreement that must be complied with during the Pre-Closing Period; provided, however, that the term Pre-Closing Covenant shall not include the covenants contained in Section 4.4.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Employment Agreements, the Retention Agreements, the Retention Agreement Side Letter, the Lease Amendment, the Proxy, the Assignment Agreement, if any, and the Escrow Agreement.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Selling Stockholder Percentage” shall mean a fraction, the numerator of which is equal to the number of shares of Company Common Stock delivered to the Parent or, if applicable, the Acquisition Sub, by the applicable Selling Stockholder pursuant to Section 1.2 and the denominator of which is equal to the total number of shares of Company Common Stock purchased by the Parent or, if applicable, the Acquisition Sub pursuant to this Agreement.

“Selling Stockholders Closing Date Cash Payment” shall mean the Total Cash Amount minus the sum of: (a) the Debt Payoff Amount, plus (b) the amount of cash payable to the stockholders of the Company pursuant to the Secondary Purchase Agreement, and plus (c) the amount of cash payable to the Additional Selling Stockholders pursuant to the Additional Purchase Agreements.

“Subsidiary.” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Target Net Working Capital” shall mean Two Million Six Hundred Five Thousand Dollars ($2,605,000).

“Tarn” shall mean Jacob Tarn and Lih-Shyuee Tarn.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax,

sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Total Cash Amount” shall mean an amount equal to the product of: (a) Nineteen Million Four Hundred Thousand Dollars ($19,400,000) multiplied by (b) a fraction, the numerator of which is equal to the total number of shares of Company Common Stock purchased by the Parent or, if applicable, the Acquisition Sub, on the Closing Date pursuant to this Agreement, the Secondary Purchase Agreement and the Additional Purchase Agreements and the denominator of which is equal to the total number of shares of Company Common Stock issued and outstanding on the Closing Date.

“Total Control Share Consideration” shall mean the sum of: (a) the Selling Stockholders Closing Date Cash Payment, plus (b) the EYON Stockholders Closing Date Cash Payment, plus (c) the Debt Payoff Amount, plus (d) the amount of any Escrow Funds distributed to the EYON Stockholders pursuant to Section 1.3 at the end of the Escrow Period.

“Total Escrow Amount” shall mean an amount equal to fifteen percent (15%) of the difference between: (i) the Total Cash Amount (or Eighteen Million Six Hundred Thousand Dollars ($18,600,000) if greater than the Total Cash Amount) less (ii) the sum of the Debt Payoff Amount; provided, however, that if the Total Cash Amount is less than Eighteen Million Six Hundred Thousand Dollars ($18,600,000), for purposes of this definition, the term “Total Cash Amount” shall be replaced by Eighteen Million Six Hundred Thousand Dollars ($18,600,000).

“Transaction Expenses” shall mean the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by or for the benefit of the Company in connection with the transactions contemplated by this Agreement.

The following defined terms shall have the meaning set forth in the referenced Section of the Agreement:

Acquiror Released Party	Section 10.15(a)
Acquisition Proposal	Section 4.4(a)
Acquisition Sub	Recitals
Agreement Date	Preamble
Assignment Agreement	Section 10.11
Assumptions	Section 2.23

Balance Sheet	Section 2.4(a)(i)
Business	Recitals
Capped Claims	Section 9.2(c)(ii)
Claims	Section 10.15
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Statement	Section 1.4(a)
Closing Working Capital	Section 1.4(a)
Company	Preamble
Company Common Stock	Recitals
Company Constituent Documents	Section 2.2
Company Financial Projections	Section 2.23
Company Financial Statements	Section 2.4(a)
Company Returns	Section 2.13(a)
Company Rights	Section 2.3(b)
Company Software	Section 2.9(l)
Compliance Certificate	Section 6.4(f)
Control Share Purchase	Recitals
Control Shares	Recitals
Director and Supervisor Released Person	Section 10.15(b)
Dormant Subsidiaries	Section 2.1(e)
Employee	Section 2.5(a)(x)
Employment Agreement	Recitals
Environmental Law	Section 2.15(e)
Escrow Account	Section 1.3(a)
Escrow Consideration	Section 1.3(b)
Escrow Funds	Section 1.3(a)
Escrow Period	Section 1.3(a)
Final Net Working Capital	Section 1.4(d)(ii)
Final Working Capital Deduction	Section 1.4(d)(i)
Indemnity Cap	Section 9.2(c)(i)
Key Employees	Recitals
Lease Amendment	Section 4.6
Leases	Section 2.8(b)
Materials of Environmental Concern	Section 2.15(e)
Parent	Preamble
Plans	Section 2.14(a)
Possible Claims Against the Acquirors	Section 10.15(a)
Possible Claims Against the Directors	Section 10.15(b)
Pre-Closing Covenant Indemnity Cap	9.2(c)(i)(2)
Pre-Closing Period	Section 4.1
Promissory Note	Section 1.2(b)(i)(3)
Proposed Closing Date	5.5(a)
Proxy	Section 5.5(b)
Purchase Commitments	Section 2.21
Real Property	Section 2.8(b)

Related Party	Section 2.17
Representations Indemnity Cap	Section 9.2(c)(i)(1)
Requisite Pension Plan	Section 2.14(b)
Restricted Period	Section 10.16(a)
Retention Agreement	Recitals
Retention Plan	Recitals
Schedule 9.2(a)(iii) Indemnity Cap	9.2(c)(i)(3)
Secondary Purchase Agreement	Recitals
Selling Stockholders	Preamble
Stockholders Meeting	5.5(a)
Stockholders’ Representative	Section 10.1(a)
Tax Agreements	Section 2.13(e)
Total Cap	Section 9.2(c)(ii)
Termination Date	Section 8.1(e)
Third Party Claim	Section 9.3(a)
Unaudited Interim Balance Sheet	Section 2.4(a)(ii)
Welfare Plans	2.14(c)